PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated May 8, 2024)	Registration No. 333-278883

LUXURBAN HOTELS INC.

11,573,333 shares of Common Stock

We are offering 11,573,333 shares of our common stock, par value $0.0001 per share pursuant to this prospectus supplement and the accompanying prospectus.

Our common stock is listed for trading on the Nasdaq Capital Market under the symbol “LUXH.” On July 25, 2024, the last reported sales price of our common stock was $0.1511.

	Per Share	Total Amount
Public offering price	$0.1500	$1,736,000
Underwriting discount	0.0105	121,520
Proceeds to us, before offering expenses	0.1395	1,614,480

We have agreed to pay the underwriters a commission equivalent to seven percent (7%) of the gross proceeds of this offering. We have also agreed to issue to the representative of the underwriters warrants to purchase that number of shares of our common stock equal to 6% of the number of shares sold in this offering (with a per-share exercise price equal to 110% of the per-share offering price in this offering), and to reimburse the underwriters for up to an aggregate of $75,000 of reasonable,\ and documented out-of-pocket expenses. In addition, we have also agreed to pay the representative a non-accountable expense allowance equal to one half of one percent (0.5%) of the public offering price. See “Underwriting” for a more complete description of the compensation payable to the underwriter.

We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus supplement, permits the underwriters to purchase up to 1,736,000 additional shares of common stock to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares of common stock covered by the option at the public offering price that appears above, less the underwriting discount. If this option is exercised in full, the total price to the public will be $1,996,400, the total underwriting discount will be $139,748 and the total proceeds to us will be $1,856,652.

Directors and officers and existing stockholders of our company may participate in the offering on the same terms offered to the public.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and have elected to comply with certain reduced public company reporting requirements for this prospectus supplement and future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page S-15 of this prospectus supplement and in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made against payment therefor on or about July 30, 2024.

Sole Book-Running Manager

Alexander Capital, LP

The date of this prospectus supplement is July 26, 2024.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

BASE PROSPECTUS

S-i

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

This prospectus supplement and the accompanying base prospectus are part of a registration statement on Form S-3 (Registration No. 333-278883) we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell or issue any of the combination of securities described in the base prospectus in one or more offerings with a maximum aggregate offering price of up to $50,000,000. The base prospectus provides you with a general description of us and the securities we may offer, some of which may not apply to this offering. Each time we sell securities using the base prospectus, we provide a prospectus supplement that contains specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in the base prospectus and the documents incorporated by reference into the prospectus supplement or the base prospectus.

This prospectus supplement provides specific details regarding this offering of 11,573,333 shares of our common stock. To the extent there is a conflict between the information contained in this prospectus supplement and the base prospectus, you should rely on the information in this prospectus supplement. This prospectus supplement, the base prospectus and the documents we incorporate by reference herein and therein include important information about us and our common stock, and other information you should know before investing. You should read both this prospectus supplement and the base prospectus, together with the additional information in “Where You Can Find More Information” and “Information Incorporated by Reference.”

You should not assume the information appearing in this prospectus supplement or the base prospectus is accurate as of any date other than the date on the front cover of the respective documents. You should not assume the information contained in the documents incorporated by reference in this prospectus supplement or the base prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations, and prospects may have changed since such date.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary contains basic information about us and our business but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference before making an investment decision. Investors should carefully consider the information set forth under the caption “Risk Factors” appearing elsewhere in this prospectus supplement, including those described in documents incorporated by reference herein.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “LuxUrban,” the “Company” and “we,” “us” and “our” are to LuxUrban Hotels Inc., a Delaware corporation, and its subsidiaries.

Overview

We lease entire existing hotels on a long-term basis and rent out hotel rooms in the properties we lease. We currently have a portfolio of hotel rooms in New York, Miami Beach, New Orleans, and Los Angeles through long-term lease agreements and manage these hotels directly. Our revenues are generated through the rental of rooms to guests and through ancillary services such as cancellable room rate fees, resort fees, late and early check-in and check-out fees, baggage fees, parking fees, grab and go food service fees, and upgrade fees. As of the date of this prospectus supplement, we have 1,271 hotel rooms available for rent through our portfolio. We believe the COVID-19 pandemic created, and current economic conditions continue to present, an historic opportunity for us to lease additional dislocated and underutilized hotels at favorable economics for our company. We have been expanding our domestic operations and U.S.-based portfolio of available hotel rooms since inception, with our next planned target city being Boston, and have plans to open one or more international markets in the near term, with London as the initial target international market.

We strive to improve operational efficiencies by leveraging proprietary technology to identify, lease, manage, and market globally the hotel space we lease to business and vacation travelers through our online portal and third-party sales and distribution channels. Our top three sales channels represented more than 90% of revenue during the year ended December 31, 2023 and 85% of revenue during the three months ended March 31, 2024.

Our company has been engaged in a dedicated effort to enhance our management and operations teams through the recruitment of talented directors and officers who have meaningful and broad experience in the hotel and online travel services industries, as well as business development expertise. As part of these efforts, during 2024, we implemented the following:

●	Elan Blutinger, a hotel and travel technology veteran, was named our Nonexecutive Chairman of the Board;

●	Robert Arigo, a hotel operations management veteran, was named our Chief Executive Officer;

●	Michael James, an experienced financial and operations executive, was named our Chief Financial Officer;

●	Brian Ferdinand, our founder, stepped down from our board and all company offices and became a consultant to our company;

●	Kim Schaefer, a lodging and branding veteran, was elected as a member of our board of directors; and

●	Alex Lombardo, a corporate finance, accounting, and project finance expert, was elected as a member of our board of directors.

We are continuing our efforts to deepen management and operational experience across all areas of our company through active recruitment of new personnel and the assignment of existing management personnel to areas in which their expertise can be focused.

General

We build and manage a portfolio of existing hotels that provide short-term accommodations for guests at average nightly and occupancy rates that exceed our total cost and expenses. We are growing this portfolio by capitalizing on the dislocation in the hotel industry created by the COVID-19 pandemic and the high interest rate environment. We target business and vacation travelers under our consumer brand LuxUrban and we market our hotel properties primarily through our relationships with numerous third-party online travel agency (“OTA”) channels.

Many of the hotels that we lease are hotels that were shuttered or underutilized as a result of the global pandemic. Other properties that we lease were either poorly managed prior to our acquisition, which caused landlords to seek a more stable tenant, or became attainable when LuxUrban provided landlords with more desirable long-term lease terms and prospects than other potential tenants.

Currently, we focus our portfolio expansion efforts on turnkey properties that require limited amounts of incremental capital to make the property guest-ready. We expect over time that we may need to invest additional capital as prime hotel lease acquisition opportunities diminish, but believe there will remain many attractive opportunities for properties where the economics will still be favorable despite the additional capital investment requirements. In these cases, we believe we will be able to obtain greater concessions from landlords as a result of the capital outlays that would be required from us.

Property Summary

We enter into triple net leases in which we are responsible for all of the costs on the property outside of exterior structural maintenance. As of December 31, 2023, we leased 18 properties with 1,599 units available for rent. In 2024, we surrendered six of these hotels, based on our evaluation that such properties (a) had relatively poor performance, (b) presented suboptimal size and scale, and (c) are of general quality that over time could present risks to our company. After giving effect to the surrender of these properties, we currently lease 12 properties with 1,271 units available for rent. In addition, in late 2023, we elected to not move forward on a previously agreed to long-term lease for a hotel because required repairs had not been timely completed by the landlord.

Our portfolio of properties as of March 31, 2024 (as adjusted for the surrender of certain properties mentioned above) was as follows:

Property	# of Units	Property Type	Lease Term	Lease Remaining at 3/31/24 (years)	Extension Option (remaining at 3/31/24)	Annual Escalation	Date Commenced
Blakely: 136 W 55th St, New York, NY 10105	117	Licensed hotel	15-year	12.6	10-year	3%	11/1/2021

Herald: 71 W 35th St, New York, NY 10001	168	Licensed hotel	15-year	13.2	None	3%	6/2/2022

Variety: 1700 Alton Rd Miami Beach, FL 33139	68	Licensed hotel	12.5-year	9.6	None	3%	3/26/2021

Lafayette: 600 St Charles Ave, New Orleans, LA 70130	60	Licensed hotel	19.4-year	18.0	None	2%	11/1/2022

Tuscany: 120 E 39th St., New York, NY 10016	125	Licensed hotel	15-year	13.8	10-year	2%	1/1/2023

O Hotel: 2869 819 Flower St, Los Angeles, CA 90017	68	Licensed hotel	15-year	14.0	5-year	3%	4/1/2023

Hotel 57: 2869 130 E 57th St., New York, NY 10022	216	Licensed hotel	15-year	14.3	10-year	3%	7/1/2023

Condor: 56 Franklin Ave, Brooklyn, NY 11205	35	Licensed hotel	15-year	14.4	10-year	3%	9/1/2023

BeHome: 56 765 8th Ave, New York, NY 10036	44	Licensed hotel	25-year	24.3	None	10%	7/1/2023

Hotel 46: 129 West 46th St., New York, NY 11206	79	Licensed hotel	25-year	24.6	None	3%	11/1/2023

Hotel 27: 62 Madison Ave, New York, NY 10016	74	Licensed hotel	15-year	14.6	10-year	3%	11/1/2023

Washington: 8 Albany Street, New York, NY 10006	217	Licensed hotel	15.2-year	13.9	None	2%	9/20/2022

			Weighted Avg.	Weighted Avg.	Weighted Avg.	Weighted Avg.
Operating Units as of 3/31/2024	1,271		14.9	14.5	19.5	2.9%

Due to the triple-net structure of our leases, we are typically responsible for the interior maintenance of our properties, and the landlord is responsible for the exterior maintenance and roof. When we enter into new property leases, we target leases of 10 to 15 years with 5- to 10-year extension options. We try to keep annual escalations of between 2 to 3% fixed and none of our leases at March 31, 2024, are tied to inflation or CPI.

As part of our initiative to add industry depth and breadth to our board of directors and management to help evolve operations, our newly enhanced board and executive teams have reviewed all existing operational relationships. Given our company’s operating model, it was concluded that over the long term, we would be better served operationally and financially by operating the hotels as an independent operator.

In May 2024, we terminated our franchise relationship with Wyndham Hotel & Resorts, Inc. (“Wyndham”) and returned all property listings to our control, terminating our franchise relationship with Wyndham Hotel & Resorts, Inc. (“Wyndham”).

Wyndham has brought an action against our company as a result of such termination. We believe we have defenses against this action and grounds for counterclaims against Wyndham, and believe the matter can be adequately defended by our company or settled to the parties mutual satisfaction. There can be no assurance, however, that we will be able to successfully defend the action, successfully raise counterclaims, or achieve a result that is satisfactory to our company or which does not require the incurrence or material cost and expense or require material payment by our company in connection with any judgment or settlement.

As a matter of course, from time to time we become, and are currently, involved in disputes with landlords for certain hotel properties. The complexity of each lease for each of our hotels requires us to be diligent with respect to the terms of each lease, including deposit requirements, deliverables, and management and maintenance terms, among other terms and covenants. A dispute under a lease can range from minor issues to issues that could give rise to claims of default by us or the landlord under the lease. Currently, we have defaults across certain properties totaling 216 keys, all of which we believe are in the process of being cured and which will be cured in the near term. In the event we are unable to cure our default under a lease, an event of default could ultimately be declared by the landlord thereunder, with the landlord then having remedies that include the right to terminate the lease. Where landlords have breached and have not cured, we may be required to litigate to protect our rights under one or more leases, which could divert management attention from our regular operations and could be costly to our company without any guarantee of success in the action.

Recent Developments

Charter Amendment

In July 2024, we filed a certificate of amendment to our certificate of incorporation (the “Charter Amendment”) with the Secretary of State of the State of Delaware to increase the number of our authorized shares from 100,000,000 to 220,000,000 shares, consisting of: (i) 200,000,000 shares of our common stock; and (ii) 20,000,000 shares of our preferred stock. The Charter Amendment was approved by the holders of a majority of outstanding common stock in May 2024. We intend in the near term to seek stockholder approval to further increase our authorized shares from 220,000,000 shares to 540,000,000 shares, consisting of (i) 500,000,000 shares of our common stock; and (ii) 40,000,000 shares of our preferred stock, for future capital raising efforts.

Private Placement

In June 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with a private investment fund (the “Purchaser”) that is an existing investor in our company, pursuant to which we sold 8,000,000 shares of our common stock at a purchase price of $0.25 per share, which price was above market price. The gross proceeds of this private placement were $2.0 million, with placement agent fees of approximately $140,000, resulting in net proceeds to our company of approximately $1,860,000. The June 2024 SPA contains customary representations, warranties and covenants. The Purchaser has been afforded the right to purchase up to an additional 8,000,000 shares at $0.25 per share (subject to downward price adjustments for certain issuance by our company below $0.25, which is limited by a blocker intended to comply with applicable Nasdaq rules) during the period commencing six months after the closing and ending on the 18-month anniversary of the closing of the private placement. The Purchaser was also provided with anti-dilution protection rights by which our company is obligated to issue additional shares to it under the June 2024 SPA to the extent Purchaser is diluted by our issuances of common stock below the $0.25 purchase price. The Purchaser was granted customary registration rights, as well as the right to convert all shares purchased under the June 2024 SPA into any offering of securities that provide for liquidation or similar preferences over the common stock.

Public Offerings

In May 2024, we consummated a public offering under our existing shelf registration statement on Form S-3 with Roth Capital Partners, LLC, as representative of the underwriters, selling an aggregate of 35,075,000 shares of common stock (inclusive of the over-allotment option) at $0.25 per share for net proceeds to our company, after underwriting discounts and expenses, of $7,076,437.50. In connection with the offering, we issued to the underwriters warrants to purchase up to an aggregate of 2,104,500 shares of our common stock, which may be exercised at any time, and from time to time, in whole or in part, commencing from and after the 181st day immediately following the closing of the offering and expiring at the fifth anniversary of the closing of the offering and exercisable at a per share price of 110% of the public offering price of the common stock in the offering.

In July 2024, we consummated a public offering under our existing shelf registration statement on Form S-3 with Alexander Capital Partners, L.P., as representative of the underwriters, selling an aggregate of 34,500,000 shares of common stock (inclusive of the over-allotment option) at $0.17 per share for gross proceeds to our company of $5,865,000. In connection with the offering, we issued to the underwriters warrants to purchase up to an aggregate of 2,070,000 shares of our common stock, which may be exercised at any time, and from time to time, in whole or in part, commencing from and after the 181st day immediately following the closing of the offering and expiring at the fifth anniversary of the closing of the offering and exercisable at a per share price of 110% of the public offering price of the common stock in the offering.

Warrants-for-Share Exchanges

In May 2024, in order to provide for available authorized shares to consummate the above-described public offering, we entered into an exchange agreement (the “May 2024 Exchange Agreement”) with Brian Ferdinand, consultant to, and former CEO of and director of, our company, pursuant to which Mr. Ferdinand relinquished 7,500,000 shares of common stock that he beneficially owned through THA Holdings LLC (the “May 2024 Exchange Agreement Shares”) in exchange for a warrant to acquire 7,500,000 shares of our common stock with an exercise price of $0.01 per share (the “May 2024 Exchange Agreement Warrant”).

In June 2024, in order to provide for available authorized shares to consummate the private placement under the June 2024 SPA, we entered into an exchange agreement (the “June 2024 Exchange Agreement”) with Mr. Ferdinand, pursuant to which Mr. Ferdinand relinquished an aggregate of 11,804,872 shares of common stock that he beneficially owned individually or through THA Holdings LLC (the “June 2024 Exchange Agreement Shares”) in exchange for warrants to acquire an aggregate of 11,804,872 shares of our common stock with an exercise price of $0.01 per share (the “June 2024 Exchange Agreement Warrants” and collectively with the May 2024 Exchange Warrants, the “Exchange Warrants”)).

Note Extensions

In July 2024, the company entered into amended and restated promissory notes with THA Family II LLC and other parties affiliated with Mr. Ferdinand, which replaced existing promissory notes evidencing amounts loaned to our company to support letters of credit with respect to certain of our hotels. These notes extend the maturity dates by 24 months of up to an aggregate of $3.1 million principal amount currently owed by our company and bear interest at 14% interest, with interest being payable monthly commencing August 1, 2024, and monthly payments evolving into payments of principal and interest in accordance with an amortization schedule commencing seven months from the July 2024 date of the notes.

Amendment to Consulting Agreement

In April 2024, the Company and Brian Ferdinand, its former Chairman of the Board and Chief Executive Officer, entered into a consulting agreement pursuant to which Mr. Ferdinand agreed, among other things, to oversee the day-to-day management of our company’s acquisition and long-term lease acquisition activities and to assist our then newly appointed Chief Executive Officer in his assumption of that role. In consideration for the services provided by Mr. Ferdinand, we have agreed to pay Mr. Ferdinand a monthly consulting fee of $50,000. Pursuant to the consulting agreement, we also agreed that Mr. Ferdinand would be entitled to receive 5,692,600 shares of common stock upon the increase in the number of shares of common stock issuable under the 2022 Plan to 20,000,000 shares. In July 2024, the terms of the consulting agreement were modified such that the share delivery requirement would be triggered upon an increase in the number of shares of common stock issuable under the 2022 Plan to 15,000,000 shares.

Potential Debt Financing

We have reached an agreement in principle with certain accredited investors to sell up to $5.0 million aggregate principal amount of new senior notes due 2027 (the “Notes”) in a private offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the Notes is subject to the execution of definitive agreements. Subject to certain conditions, the Notes will be convertible into a newly created preferred stock. There can be no assurance that the definitive documents will be executed or the debt financing completed.

We intend to use the proceeds from the offering for working capital and other general corporate purposes. The Notes will not be registered under the Securities Act and will not be offered or sold absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

Our Business Strategy

When we lease properties, we typically do so with either a refundable security deposit, refundable letter of credit, or both. In most cases, we get a period of “free rent” in which we “make ready” the property. Our make-ready efforts include, but are not limited to, minor repairs or property updates, hiring appropriate property-level staff, installation of utility, Wi-Fi, Internet and cable services, and listing the property on the OTA channels we utilize. We anticipate that in the near future, we will also utilize surety bonds for the funding of lease deposit requirements. In March 2024, we entered into an agreement with Berkley Insurance Company (“Berkley”) pursuant to which Berkley will provide us with up to an aggregate of $10 million in surety bonds that can be used to fund deposit requirements under long-term hotel leases. The bonds have a 70% collateral requirement. For example, a $1,000,000 bond would require us to maintain a collateral position of $700,000, which can be deposited in either cash or in the form of a letter of credit. In addition to collateral, we entered into an agreement of indemnity with Berkley. The bonds will cost 2.5% of the penalty amount of each bond annually.

We lease entire properties, which could include food service, gyms, or store fronts. We currently, and in the future plan to, in most cases, sublease food services and hotel-based store fronts to generate additional income. We believe these items are non-core to our operations.

Our average deposits (including letters of credit) by city as of March 31, 2024, as adjusted for the surrender of certain properties since such date (as discussed above), were as follows:

Location	Miami Beach	New York	LA	NOLA	Total
Units	68	1,075	68	60	1,271
Deposit	$1,000,000	$15,933,113	$400,000	$300,000	$17,633,133
Per Unit	$14.706	$14,822	$5,882	$5,000	$13,873

Revenue Management

We use our proprietary data science and algorithms to manage revenue and create dynamic pricing for our accommodation units. Pricing changes can occur multiple times a day based on revenue momentum or lack thereof. We utilize our technology to both maximize occupancy rates through attractive pricing and increase cash flow in advance of potential guest stays. We initially developed and further improved our revenue management algorithms in our legacy apartment rental business and have now applied it to our hotel operations.

Property Operations

When we lease a new property, we typically streamline operations from the manner in which the property was managed by the prior operator by taking numerous measures, including but not limited to:

●	Reduction of staffing. Legacy properties we lease often have staffing at levels higher than we typically operate our properties. In addition to paring staff to ensure efficient operation, we eliminate staffing for areas we do not plan to operate initially or at all, including in hotel-based restaurants, bars, and workout facilities.

●	Hiring quality general manager (or GM). We believe that our operational success is partially related to empowering our employees to make decisions and solve guest concerns. This begins with a quality and experienced GM with a background in hospitality.

●	Continual cost-benefit analysis. Our lead operational staff have been trained to continuously calculate cost benefit in our operations. Specifically, we are constantly reviewing the return on requested investment capital and the related payback. We do this both at the corporate level as well as the operational level. For example, during lower periods of occupancy, we may delay certain maintenance items as during these periods we can remove these units from inventory for a more prolonged period without experiencing any impact to revenues or the guest experience.

Unit Economics

We believe we have one of the lowest per-night, property-level break-even costs in our markets as a result of leasing our properties at generationally favorable terms. We estimate that the property-level break-even rate for total revenue per available room (or TRevPAR) for our portfolio as of December 31, 2023, was between $160 to $180 a night. We define TRevPAR as total revenue received by our company inclusive of room rental rates, ancillary fees (which include but are not limited to resort fees, late/early check-in, baggage fees, parking fees paid to us, and upgrade fees), cancellation fees, taxes (including other pass-through expenses) and other miscellaneous income received by us, divided by the average available rooms for rent during a given period.

The following table shows historical occupancy and TRevPAR at our leased properties:

Year	Occupancy	TRevPAR
2018	86%	$160
2019	84%	$157
2020	61%	$103
2021	72%	$122
2022	77%	$247
2023	79%	$249
2024 YTD	77%	$208

During the fourth quarter of 2023, our business was significantly impacted by the transition of our property rental listings to a third-party platform. As a result, such properties were taken off our prior OTAs and unavailable for rent during such transition. The amounts above are not adjusted by our estimate of this impact.

Our early historic operations involved the leasing of units within multifamily properties. In late 2021, we began to transition our business to focus on leasing hotel properties in commercially-zoned areas, and we have completed this transition. As a result, we believe that our historical financial and operating results (in particular for the years 2018 through 2021), including operating metrics such as occupancy rate and TRevPAR, are not indicative of our current and future operations. We do believe, however, that the above table is useful in illustrating the higher TRevPAR and improved results that we can achieve as a result of our hotel-centric business strategy.

Overall Hospitality Market

Since early 2022, we, along with the broader lodging industry, have experienced a steady recovery of demand for our properties in all of our markets. As a result, we have been able to increase our average daily rates during this period. Outside of post year-end seasonality, we continued to experience this recovery in 2023 and into 2024. We believe this trend will continue despite recessionary fears due to rising inbound international travel, including the anticipated opening of Chinese travel, which had a significant impact on our business in 2023, which impact should continue in 2024.

Seasonality

Operations at hotel properties in general have historically been seasonal in nature, reflecting lower revenues and occupancy rates during the first quarter of each year when compared to the remaining three quarters. In 2023 and 2024 we experienced such seasonality with respect to our properties. While the foregoing is based on only limited historical data with respect to the seasonality of our business, we expect that this seasonality may continue to cause fluctuations in our quarterly operating revenues, profitability, and cash flow.

Competition

The U.S. hotel industry is highly competitive. Our hotels compete with other hotels for guests in each of their markets on the basis of several factors, including, among others, location, quality of accommodations, convenience, brand affiliation, room rates, service levels and amenities, and level of customer service. In addition to traditional hotels, our properties also compete with non-traditional accommodations for travelers such as online room sharing services. Competition is often specific to the individual markets in which our hotels are located and includes competition from existing and new hotels.

Our competition also includes online and offline travel companies that target leisure and corporate travelers, including travel agencies, tour operators, travel supplier direct websites and their call centers, consolidators and wholesalers of travel products and services, large online portals and search websites, certain travel metasearch websites, mobile travel applications, social media websites, as well as traditional consumer and group buying websites. We face these competitors in local, regional, national and/or international markets. We also face competition for customer traffic on internet search engines and metasearch websites, which impacts our customer acquisition and marketing costs.

However, while we expect new competitors may arise, we expect that we will continue to enjoy a competitive advantage over new competitors. We believe this to be the case because of:

●	Our ability to identify hotel properties available for lease on terms that work within our operating plan, the speed at which we can close on leases for new properties and thereafter commencing the marketing and renting of rooms therein;

●	our experience and track record of quickly opening, listing, and marketing properties,

●	the existing and growing operational skillset and experienced brought by our management terms and day-to-day property managers, and

●	our reputation within the industry.

Human Capital

As of June 30, 2024, we had a total of 412 full-time employees, 304 of which are unionized. We believe that our corporate culture and employee relationships are healthy and productive.

Our operations are overseen directly by a management team that encourages our employees to take a long-term approach to our business. We may expand our current management to retain other skilled employees with experience relevant to our business. Our management’s relationships will provide the foundation through which we expect to grow our business in the future.

Our future success is dependent in part on our continued ability to attract, hire and retain qualified personnel. Therefore, investing, developing and maintaining human capital is critical to our success. The Company strives to provide its employees with a safe and healthy workplace. We have recently accelerated initiatives to recruit and retain directors and officers that bring additional hotel and online travel industry expertise to our management and day to day operations.

We are an equal opportunity employer and it is our company’s policy to recruit, hire, train and promote personnel in all job classifications, without regard to race, religion, color, national origin, sex or age. We are committed to inclusivity and diversity across our entire operation and to fostering a culture where everyone feels empowered to do their best work. Cultivating a diverse and inclusive workplace helps us embrace different perspectives, talents and experiences. We believe achieving a culture of integrity and transparency starts with leadership and encourages every employee to work in support of our company’s goals. Continuous employee engagement helps us understand our employees’ perspectives and identify areas for additional focus.

The majority of our employees are currently represented by labor unions and/or covered by collective bargaining agreements. We may in the future acquire additional portfolios of units in other hotels or other building serviced by organized or unionized labor. In addition, union, worker council, or other organized labor activity may occur at other locations we already lease. Under the applicable agreements with labor unions or collective bargaining agreements, we are obligated to provide enhanced severance benefits that, in certain circumstances, may have to be paid upon termination of employment of hotel employees who are members of a union. We cannot predict the outcome of any labor-related proposal or other organized labor activity. Increased unionization of our workforce or other collective labor action, new labor legislation or changes in regulations could be costly, reduce our staffing flexibility or otherwise disrupt our operations, and reduce our profitability. While we have not experienced work stoppages to date, from time to time, hospitality operations may be disrupted because of strikes, lockouts, public demonstrations or other negative actions and publicity involving employees and third-party contractors. We may also incur increased legal costs and indirect labor costs because of disputes involving our workforce. Additionally, from time to time we are subject to arbitration conducted under applicable union regulations and cold be subject to various arbitration rulings. We are subject to various union agreements and among other obligations are required to provide the applicable unions with data on the size and scope of our operations and the number of employees at each applicable property and to post a bond covering at least three months of employee wages for each property. We are also subject to a payment schedule with NYHTC with respect to accrued pension, health, and union employee related obligations aggregating approximately $3 million as of the date of this prospectus supplement that were not remitted on our behalf during the last part of 2023 (during a gap period resulting from our company’s switch to a new payroll service provider), through which we are obligated to make monthly payments until the accrued amount is fully paid down.

Intellectual Property

We have filed for eight United States trademarks, including with respect to the “LuxUrban” brand. We intend to use these and other trademarks in building our brand, proprietary corporate philosophies in creating our operations and guests experiences, and certain proprietary technology, applications and databases and know how in our operations. As a result, our success depends in part on our ability to operate without infringing upon the proprietary rights of others, and to prevent others from infringing upon our proprietary rights. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. trademark and copyright applications, nondisclosure and assignment of invention agreements with employees, and enforcing our rights as applicable. We also rely on trade secrets, know-how, and continuing technological innovation and may rely on licensing opportunities to develop and maintain our proprietary position.

Regulation

We must ensure regulatory compliance in our operations across numerous jurisdictions.

Property and Accommodations Regulation

Our business is subject to U.S. federal, state and local and foreign laws and regulations that vary widely by city, country and property type. Hospitality accommodations operations are also subject to compliance with the U.S. Americans with Disabilities Act and other laws and regulations relating to accessibility, and to laws, regulations and standards in other areas such as zoning and land use, licensing, permitting and registrations, fire and life safety, environmental and other property condition matters, staffing and employee training, cleaning protocols and other COVID-19 requirements, and property “star” ratings where required. Additionally, our real estate owners are also typically responsible for their own compliance with laws, including with respect to their employees, property maintenance and operations, environmental laws and other matters.

When signing leases in a new market, we engage local legal counsel to help identify relevant regulatory requirements. The efforts of local counsel include analysis on licensing and zoning, building code, accessibility and operations requirements, fire and life safety regulations, tax compliance, and local employment laws. Every leased property has unique characteristics, requiring further due diligence and regulatory analysis before each new lease signing.

We monitor regulatory changes in each existing market on an ongoing basis. To facilitate our growth and compliance work in each city, we attempt to establish relationships with local regulatory agencies, elected officials, business and community groups to build trust and improve understanding of our business model.

Our growing portfolio of accommodation units comprises units in entire hotels we lease on a long-term basis. Our hotel units are located in commercially zoned areas. Hotel units enjoy the benefits of commercial zoning, allowing for short-stay rentals of any length, even as short as one day. As commercially zoned buildings are not typically subject to local short-stay length regulation, we are able to offer the vast majority of our accommodation portfolio with maximum flexibility in terms of stay length.

Privacy and Data Protection Regulation

In processing travel transactions and information about guests and their stays, we receive and store a large volume of personally identifiable data. The collection, storage, processing, transfer, use, disclosure and protection of this information are increasingly subject to legislation and regulations in numerous jurisdictions around the world, such as the European Union’s General Data Protection Regulation (“GDPR”) and variations and implementations of that regulation in the member states of the European Union, as well as privacy and data protection laws and regulations in various U.S. States and other jurisdictions, such as the California Consumer Privacy Act (as amended by the California Privacy Rights Act), the Canadian Personal Information Protection and Electronic Documents Act (“PIPEDA”), and the UK General Data Protection Regulation and UK Data Protection Act. We have implemented a variety of technical and organizational security measures and other procedures and protocols to protect data, including data pertaining to guests and employees, and we are engaged in an ongoing process of evaluating and considering additional steps to comply with the California Consumer Privacy Act, GDPR, PIPEDA, the UK General Data Protection Regulation, and UK Data Protection Act.

Employment

We are also subject to laws governing our relationship with employees, including laws governing wages and hours, benefits, immigration, workplace safety and health, and hotel-specific ordinances.

Other Regulation

Our business is subject to various other laws and regulations, involving matters such as income tax and other taxes, consumer protection, online messaging, advertising and marketing, the U.S. Foreign Corrupt Practices Act and other laws governing bribery and other corrupt business activities, and regulations aimed at preventing money laundering or prohibiting business activities with specified countries or persons. As we expand into additional markets, we will be subject to additional laws and regulations.

The regulatory environment in each market is often complex and evolving, and can be subject to significant change. Some relevant laws and regulations are inconsistent and ambiguous, and could be interpreted by regulators and courts in ways that could adversely affect our business, results of operations, and financial condition. Moreover, certain laws and regulations have not historically been applied to businesses such as ours, which often makes their application to our business uncertain.

Non-Hotel Properties

In 2021 we commenced efforts to transition our operations away from the renting of rooms in residential multifamily buildings. These units are subject to short-term rental regulations, which can be difficult to ascertain, accurately interpret, and apply. We substantially completed this transition by the end of 2022 and our current operations focus solely on hotel-based room rental units.

Litigation

In the course of our operations, we become party to litigations, disputes, and regulatory compliance issues from time to time. We are currently, and expect to be in the future, party to various actions that require us to spend time and resources that could otherwise be applied to the management of our operations. In addition to our litigation with Wyndham noted above, we are currently party to other litigations, including:

Certain litigations to which we are a party that stem from our legacy apartment rental business, in which we are no longer engaged. As disclosed in our prior Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, our company wound down the commercial operation of approximately 1,000 residential apartments across 11 cities towards the end of 2021 and continued winding down our residential-based operations in 2022 to focus our operations exclusively on leasing entire hotel properties. This process gave rise to certain litigations, the vast majority of which have been resolved. With respect to any remaining claims relating to our legacy operations, we are either engaged in settlement discussions or have determined to defend and in some cases, counterclaim, such actions.

In connection with our wind down of these legacy operations, we voluntarily initiated discussion with the City of New York with respect to any violations resulting from our legacy business under applicable City of New York short-stay rental prohibitions and related regulations. We entered into a settlement with the City of New York with respect to the foregoing in March 2024, as further described in our Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference herein, under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Regulations Governing Short-Term Rentals.”

On July 19, 2024, we became aware of a post-judgment writ of garnishment issued against our company in the amount of approximately $621,000 with respect to a judgment rendered against our company in September 2023 in favor of Dimension Seattle. We had previously reserved for this obligation on our balance sheet.

As a public company, we could be subject from time to time to class action or other litigations brought by or on behalf of stockholders of our company. As of the date of this prospectus supplement, we are a party to a class action brought in the United States District Court Southern District of New York entitled Janice Pack, Individually and on Behalf of All Others Similarly Situated, as Plaintiff, vs. LuxUrban Hotels Inc., Ferdinand and Shanoop Kothari, as Defendants, alleging, among other causes of action, securities violations in connection with our disclosure of the opening of a hotel for which a definitive lease had not then been executed and delivered. The parties to that proposed hotel opening had begun working toward a transaction in early fall 2023. We believed based on correspondence received, that the material terms of the transaction had been agreed to. In addition, there was a commitment by a qualified banking institution to fund the letter of credit required under the proposed lease in a form agreeable by the landlord; however, a complete set of definitive agreements relating to the lease were not entered into by the parties. The non-completion of this proposed lease transaction did not and will not have a material adverse effect on our operations or financial results. However, based on the complexity and multi-step process of closing long-term leases on hotel properties (and the related letter of credit and similar requirements), in 2024 and going forward, we will only announce acquisitions when they are opened for hosting guests and the entire lease execution and letter of credit process has been completed.

Our business has grown in size and complexity as we have shifted our business focus to hotel operations. Hotel operations require the implementation and management of a wide array of resources, services and processes, including employment management policies and systems, insurance coverages, booking and guest management infrastructure, property tax management and payment systems, and security and fire safety infrastructure and processes. The management of our operations involves relationships with a multitude of third parties, including unionized and nonunion labor, hotel guests, outside hotel management and services providers, booking services providers, credit card processing companies, and hotel maintenance and service companies. While the company continually refines operations, the complexity presents an environment where claims are likely to arise from time to time in the course of operations. Current litigations also include claims related to our hotel-focused operations, including claims related to building maintenance fees, lease payment obligations, brokerage fees and third-party service provider payments. With respect to any current claims relating to our hotel operations, we are either engaged in settlement discussions or have determined to defend and in some cases, counterclaim, such actions.

We currently employ approximately 412 employees across our operations and book thousands of guests annually in our properties. As of the date of this prospectus supplement, we have no current material litigation involving our employees or guests. However, it is possible that we could be subject to litigation brought by employees or guests from time to time in the course of our operations. Such matters could include slip in fall cases, discrimination cases, building maintenance, insurance claims, employee claims, and others.

As of March 31, 2024, we had accrued an aggregate of $7.7 million for all anticipated liabilities associated with our current litigation and regulatory actions. Management believes that the counterclaims the company has in connection with these actions could offset all or a portion of such anticipated liabilities, although there can be no assurance that any counterclaims will be successful. Assuming the most adverse outcomes, we expect aggregate liabilities from current litigations to comprise less than 1% of our anticipated revenues for 2024.

Revenue Share Termination and Related Waivers

In May 2023, we entered into an agreement with Greenle Partners LLC Series Alpha P.S. (“Greenle Alpha”) and Greenle Partners LLC Series Beta P.S. (“Greenle Beta” and, together with Greenle Alpha, “Greenle”), pursuant to which Greenle’s right to receive a percentage of revenues generated by certain of our hotels was terminated in its entirety for 2024 and forever thereafter. In consideration for the termination of such right, we agreed to issue to Greenle, from time to time, in each case at Greenle’s election upon ten business days’ prior written notice delivered to us before August 31, 2028, up to an aggregate of 7,000,000 shares of our common stock (“Greenle Revenue Participation Termination Shares”). The issuance of these shares was approved by necessary stockholder vote at our Annual Meeting of Stockholders held in 2023. As of the date of this prospectus, 2,700,000 of these shares have been issued to Greenle and are included in our outstanding share amount.

In April 2024, we secured from Greenle a waiver on the restrictions contained in its financing agreements with our company that prohibit our sale of shares of common stock prior to November 2024 at per-share prices below $5.00 (as may be adjusted for stock splits and similar transactions, the “Trigger Price”). The restriction on sales of our common stock by our company below the Trigger Price terminates in November 2024. This waiver permitted us to sell up to an aggregate of 15 million shares prior to November 2024 at prices below the Trigger Price. In consideration of this waiver, Greenle is entitled to be issued up to an aggregate of 2.8 million shares of our common stock (“Initial Greenle Waiver Shares”) from time to time upon written notice to our company. This waiver was amended in May 2024 to increase number of shares permitted to be sold by our company at prices under the Trigger Price prior to November 2024 to the greater of (i) 30 million shares and (ii) $30 million (based on the gross sale prices of such shares). In consideration of this waiver modification, Greenle is entitled to demand from time to time that we issue an amount of additional shares (the “Additional Greenle Waiver Shares” and collectively with the Initial Greenle Shares and the Greenle Revenue Participation Shares, the “Greenle Shares”) equal to 0.22 shares of common stock for each share of common stock sold by our company through November 6, 2024 in excess of 15 million shares at prices below the Trigger Price.

Corporate Information

Corphousing LLC (“Corphousing LLC”) was formed on October 24, 2017, as a Delaware limited liability company. In January 2022, Corphousing LLC converted into a C corporation, with the members of Corphousing LLC becoming the stockholders of CorpHousing Group Inc.

The conversion had no effect on our business or operations and was undertaken to convert the form of the legal entity into a corporation for purposes of operating as a public company. All properties, rights, businesses, operations, duties, obligations, and liabilities of the predecessor limited liability company remained those of CorpHousing Group Inc.

On November 1, 2022, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware, changing the name of our company from “CorpHousing Group Inc.” to “LuxUrban Hotels Inc.” On December 30, 2022, we dissolved SoBeNY, which was the entity that covered our legacy apartment rental business. We substantially exited the residential-based rental business prior to year-end 2022.

Implications of Being an Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to receive certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, exclusion from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.235 billion (subject to adjustment for inflation), (ii) December 31, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”), (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act.

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

THE OFFERING

The following summary contains basic terms about this offering and the common stock and is not intended to be complete. It may not contain all of the information that is important to you. You should read the more detailed information contained in this prospectus supplement, including but not limited to, the risk factors beginning on page S-15 and the other risks described in our base prospectus and the annual and quarterly reports incorporated by reference therein.

Except as otherwise noted, the information in this prospectus supplement assumes no exercise by the underwriter of its over-allotment option.

Issuer	LuxUrban Hotels Inc.

Common Stock Offered	11,573,333 shares of common stock at an offering price of $0.15 per share

Over-allotment Option	We have granted the underwriters an option, exercisable for up to 45 days after the date of this prospectus supplement, to purchase up to 1,736,000 additional shares of common stock from us to cover over-allotments.

Common Stock to be outstanding after this offering	121,312,709 shares (or 123,048,709 shares if the underwriters exercise their over-allotment option in full)(1)

Participation of Insiders	Certain officers, directors, and holders of 5% or more of our common stock and affiliates thereof may participate in this offering. See the section of this prospectus supplement entitled “Use of Proceeds” on page S-20.

Use of Proceeds

We intend to use the net proceeds we receive from this offering for working capital and other general corporate purposes, including for the payment of existing litigation liabilities. See the section of this prospectus supplement entitled “Use of Proceeds” on page S-20.

Representative’s Warrants

We have agreed to issue to the representative of the underwriters, warrants (the “Representative Warrants”) to purchase a number of our shares of securities equal to an aggregate of six (6.0)% of the total number of securities sold in this offering. The Representative Warrants have an exercise price of $0.165 per share (equal to 110% of the offering price of common stock per share sold in this offering) and may be exercised on a cashless basis. The Representative Warrants will expire five years following the commencement of sale in this offering. This prospectus supplement also covers the Representative Warrants and the shares of common stock issuable upon the exercise thereof.

Risk Factors	See the section of this prospectus supplement entitled “Risk Factors” beginning on page S-15 and the documents incorporated by reference herein for a discussion of factors you should consider carefully before deciding to invest in our common stock.

Nasdaq Capital Market Symbol	Our common stock is listed on the Nasdaq Capital Market under the symbol “LUXH”.

(1)	Based on 109,739,376 shares of our common stock outstanding as of the date of this prospectus. This amount does not include shares issuable upon exercise of the underwriters’ over-allotment option or:

●	20,884,325 shares of our common stock comprising the Greenle Shares issuable from time to time upon the demand of Greenle without further consideration to our company;

●	17,500,000 shares issuable upon exercise of the Exchange Warrants.

●	9,948,500 shares of our common stock issuable upon exercise of other outstanding warrants to purchase common stock;

●	4,222,635 shares of our common stock issuable upon exercise of outstanding stock options under our 2022 equity incentive plan;

●	694,400 shares of our common stock issuable upon exercise of the Representative Warrants;

●	3,777,362 shares of our common stock reserved for issuance and not subject to outstanding awards under our 2022 equity incentive plan; and

●	11,764,706 shares of our common stock issuable pursuant to certain anti-dilution rights under the June 2024 SPA.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you make a decision to invest in our common stock, you should consider carefully the risk factors described below and in the accompanying base prospectus, together with other information in this prospectus supplement, the accompanying base prospectus, and the information incorporated by reference herein and therein as set forth in our filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2023 and our quarterly report on Form 10-Q for the three-month period ended March 31, 2024. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Related to this Offering

Our financial statements have been prepared on a going concern basis and we must raise additional capital to fund our operations and to service accrued and existing liabilities and cue existing defaults in order to continue as a going concern.

Our current liquidity position raises substantial doubt about our ability to continue as a going concern. If we are unable to improve our liquidity position we may not be able to continue as a going concern. The consolidated financial statements included in our Annual Report on From 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the three-month period ended March 31, 2024 do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business, which could cause investors to suffer the loss of all or a substantial portion of their investment.

We will be required to raise substantial capital to meet our currently accrued obligations and for the servicing of existing current liabilities, to service near-term future obligations that will arise in the ordinary course of our operations, address litigations and proposed settlement, and to fund the continued expansion of our hotel properties portfolio and business operations. We are currently in default under certain leases and other agreements. The net proceeds of this offering will only meet a portion of these requirements and we intend, and will be required, in the near term, to seek substantial additional equity-based or debt-based (including possibly convertible debt) financing. The financings we seek after consummation of this offering may be on terms different from those offered hereby, which may prove less favorable or more favorable than those offered to investors in this offering. We may not be able to consummate additional offerings hereafter on commercially reasonable terms or at all, and may not be able to secure net proceeds in such additional offerings that in the aggregate meet our capital requirements. Upon consummation of this offering, substantial doubt about our ability to continue as a going concern may remain in the absence of such additional financings, and our existing resources and cash flow from operations may not meet our current obligations. If we are unable to consummate additional financing transactions for aggregate net proceeds that meet all of our requirements in the near term, we could be required to modify our operations, starting with a reduction or elimination of our portfolio expansion efforts, and, possibly, in due course, a reduction in the operation of existing hotel properties, divestitures of substantial assets or, ultimately, a cessation of operations in their entirety and could be required to seek relief under the federal bankruptcy laws.

Our company will have discretion as to the allocation of net proceeds of this offering.

The net proceeds of this offering will be used for working capital and general corporate purposes, including existing litigation liabilities. Any and all net proceeds of this offering will be allocated only with the consent of, and under the direction of, the Finance, Risk and Investment Committee of our board of directors. See the section of this prospectus supplement entitled “Use of Proceeds” on page S-20.

We may not be able to stabilize operations or achieve additional growth.

If the net proceeds of this offering and subsequent offerings is insufficient to fund all of our requirements, our company may not be able to stabilize our operations or fund future growth. Slower-than-expected growth, in turn, would reduce the amount of organic cash flow from operations available to us which could necessitate the need for our company to raise additional capital in the future beyond our current projected requirements.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.

The offering price per share of our common stock being offered is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, an investor purchasing shares of our common stock in this offering will incur immediate dilution of $0.15 pershare, after giving further effect to the sale by us of the shares of common stock offered hereby (assuming no exercise of the over-allotment option) and after deducting the underwriting discount and estimated offering expenses payable by us. See “Dilution” on page S-22 of this prospectus supplement for a more detailed discussion of the dilution you will incur if you purchase shares of common stock in this offering.

A substantial number of shares of our common stock may be sold in this offering, which could cause the price of our common stock to decline.

The shares of common stock offered hereby (assuming no exercise of the over-allotment option) represent approximately 11,573,333 shares of our common stock, or 10.5% of our outstanding common stock as of July 26, 2024 (or 6.5% of our outstanding common stock as of July 26, 2024, on a fully diluted basis). The sale of shares to be issued in this offering in the public market, or any future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock on the Nasdaq Capital Market. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our existing and future capital requirements depend on many factors, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2023. We will need and are actively seeking to raise additional capital through public or private equity or debt offerings (including the possible offering of convertible debt including the Notes) or through arrangements with strategic partners or other sources in order to continue to fund our operations and growth. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities or convertible debt, our stockholders may experience substantial dilution and the new equity securities and/or convertible debt may have greater rights, preferences or privileges than our existing common stock. To the extent we raise additional capital by issuing debt securities or through any credit or other debt-based facility, we may be required to pledge all or substantially all of our assets to secure our obligations with respect to such debt. The granting of such security interests would give the applicable lenders priority of claim to such assets and such assets would not be available for use to satisfy other obligations or to fund distributions to stockholders, including in an event of our company’s liquidation.

We may issue shares of our common and/or preferred stock in the future which could reduce the equity interest of our stockholders and might cause a change in control of our ownership.

Our certificate of incorporation currently authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.00001 per share, of which 109,739,376 shares of our common stock shares are outstanding as of the date of this prospectus supplement, and 20,000,000 shares of preferred stock, par value $0.00001 per share, of which 294,144 shares are designated as 13.00% Series A perpetual redeemable preferred stock and outstanding as of the date of this prospectus supplement. We intend in the near term to seek stockholder approval to further increase our authorized shares from 220,000,000 shares to 540,000,000 shares, consisting of (i) 500,000,000 shares of our common stock; and (ii) 40,000,000 shares of our preferred stock. We may use all or a portion of such newly authorized shares for future capital raising efforts.

Even after completion of this offering, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to raise additional funds or in connection with any strategic acquisitions. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

●	may significantly reduce the equity interest of investors;

●	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stockholders;

●	may cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carryforwards, if any, and most likely also result in the resignation or removal of some or all of our present officers and directors; and

●	may adversely affect prevailing market prices for our common stock.

Our outstanding warrants and other convertible securities may have an adverse effect on the market price of our common stock.

As of the date of this prospectus supplement, we have outstanding securities that are exercisable for a substantial number of shares of our common stock, including: the Exchange Warrants exercisable into an aggregate of 17,500,000 shares of our common stock at an exercise price of $0.01 per share, 20,884,325 shares of our common stock issuable from time to time upon the demand of Greenle without further consideration to our company, 9,948,500 shares of our common stock issuable upon exercise of other outstanding warrants to purchase common stock, 4,222,635 shares of our common stock issuable upon exercise of outstanding stock options under our 2022 equity incentive plan, 3,777,362 shares of our common stock reserved for issuance and not subject to outstanding awards under our 2022 equity incentive plan, and up to 8,000,000 shares of our common stock issuable upon exercise of additional purchase rights under the June 2024 SPA (as may be adjusted as described herein). The issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline. In addition, the sale of these shares in the public market, or the perception that such sales may occur, could adversely affect the price of our common stock.

We have received noncompliance notices from Nasdaq, which must be addressed in order for us to maintain listing thereon.

In June 2024, our company received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that, for the prior 30 consecutive business days (through June 27, 2024), the closing market value of listed securities (MVLS) of our common stock and 13.00% Series A cumulative redeemable preferred stock had been below the minimum of $35 million required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(b)(2). We have been afforded 180 calendar days (until December 26, 2024) to regain compliance. In order to regain compliance, the closing MVLS of our securities must be at least $35 million for a minimum of ten consecutive business days. If we do not regain compliance within the 180-day period, the securities will be subject to delisting.

In June 2024, our company received a separate notice from the Listing Qualifications Department of Nasdaq stating that, for the prior 30 consecutive business days (through June 10, 2024), the closing bid price of our common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that we would be afforded 180 calendar days (until December 9, 2024) to regain compliance. In order to regain compliance, the closing bid price of our common stock must be at least $1.00 for a minimum of ten consecutive business days. If we do not regain compliance within the 180-day period, we may be able to obtain an additional 180 days to regain compliance. It is possible that our company would effect a reverse stock split in order to regain compliance in this regard. If we do not regain compliance in such period, as may be extended, our common stock will be subject to delisting.

NOTE ON FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical facts, contained in this prospectus supplement, and in the documents incorporated by reference in this prospectus supplement, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees of future performance and our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed or incorporated by reference in “Risk Factors.”

Forward-looking statements may include, for example, statements about:

●	our financial performance, including our ability to generate revenue;

●	our ability to secure additional equity and/or debt financings and continue as a going concern;

●	the potential effects on our business from pandemics, such as those experienced during the COVID-19;

●	the potential effects of a challenging economy, for example, on the demand for vacation travel accommodations such as ours;

●	the ability of our short-stay accommodation offerings to achieve and sustain market acceptance across multiple cities throughout the United States and internationally;

●	the impact of increased competition;

●	the need to geographically centralize principal operations.

●	our efforts to identify, recruit and retain qualified officers, key employees, and directors possessing experience in the hotel and online travel services industries;

●	our ability to service our existing indebtedness and Series A Preferred Stock dividend and to obtain additional financing, including through the issuance of equity and debt, when and as needed on commercially reasonable terms;

●	our ability to protect our intellectual property;

●	our ability to complete strategic acquisitions, including joint ventures;

●	the need to obtain uninterrupted service from the third-party service providers we rely on for material aspects of our operations, including payment processing, data collection and security, online reservations, and booking and other technology services;

●	the effects of employment, labor union, and customer related litigations and disputes that may arise from time to time in the course of our operations and our efforts to minimize and resolve same;

●	the liquidity and trading of our securities;

●	regulatory and operational risks;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

In addition, our forward-looking statements do not reflect the potential impact of any future financings, acquisitions, mergers, dispositions, joint ventures or investments we may make.

We may not actually achieve the plans, intentions, and/or expectations disclosed in our forward-looking statements, and you should not rely unduly on our forward-looking statements. You should read this prospectus supplement and the accompanying base prospectus, and the documents incorporated by reference herein and therein, completely and with the understanding our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the shares of common stock in this offering will be $1,614,480 (with no exercise of the over-allotment option) or $1,856,652 (with full exercise of the over-allotment option), after deducting the aggregate underwriting discount and other estimated offering expenses payable by us.

We will use the net proceeds from the sale of our common stock in this offering for working capital and general corporate purposes, including to service existing obligations and for the payment of litigation liabilities.

Any and all net proceeds of this offering will be allocated only with the consent, and under the direction of, the Finance, Risk and Investment Committee of our board of directors. Such committee will have broad discretion in such allocation. We will be required to raise additional capital through equity or debt financings (including possibly convertible debt) in the near term to meet our capital requirements.

In the event that any net proceeds are not immediately applied, we may temporarily hold them as cash, deposit them in banks or invest them in cash and cash equivalents.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of March 31, 2024, as follows:

●	on an unaudited historical actual basis;

●	on an unaudited pro forma basis to give effect to issuances of our common stock after March 31, 2024;

●	on an unaudited pro forma basis to give effect to the May 2024 Ferdinand Exchange;

●	on an unaudited pro forma basis to give effect to the May 2024 public offering of our common stock including full exercise by the underwriter of its overallotment option;

●	on an unaudited pro forma basis to give effect to the June 2024 Ferdinand Exchange;

●	on an unaudited pro forma basis to give effect to the June 2024 private placement;

●	on an unaudited pro forma basis to give effect to the prior July 2024 public offering of our common stock including full exercise by the underwriter of its overallotment option; and

●

on an unaudited pro forma as adjusted basis, after giving further effect to the sale by us of the 11,573,333 shares of common stock offered hereby (with no exercise of the over-allotment option) and after deducting the underwriting discount and estimated offering expenses payable by us.

You should read this table together with our consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement from our SEC filings, including our annual report on Form 10-K for the fiscal year ended December 31, 2023 and our quarterly report on Form 10-Q for the three months ended March 31, 2024, as well as the section of this prospectus supplement entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included therein.

	Historical Actual	Pro Forma Issuances After 3/31/2024	Pro Forma Ferdinand Exchange	Pro Forma As Adjusted	Pro Forma Ferdinand Exchange	Pro Forma Issuances After 6/28/2024	Pro Forma Prior July 2024 Public Offering	As Adjusted for this Offering
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash	$994,904	$994,904	$994,904	$9,149,842	$9,149,842	$10,983,842	$16,313,292	$17,852,771
Total Assets	$276,691,913	$276,691,913	$276,691,913	$284,846,851	$284,846,851	$286,680,850	$292,010,301	$293,549,780

Liabilities
Total Liabilities	$289,196,162	$289,122,152	$289,122,152	$289,122,152	$289,122,152	$289,122,152	$289,122,152	$289,122,152

Mezzanine Equity
Preferred stock, par value $0.00001, 10,000,000 shares authorized; 294,144 shares of 13.00% Series A Perpetual Preferred Stock issued and outstanding (actual, pro forma, and proforma as adjusted), as of March 31, 2024	$5,775,596	$5,775,596	$5,775,596	$5,775,596	$5,775,596	$5,775,596	$5,775,596	$5,775,596

Stockholders’ Equity (Deficit):
Common stock, par value $0.00001, 200,000,000 shares authorized, 41,839,361 shares issued and outstanding (actual), 45,624,336 shares issued and outstanding (pro forma issuances after 3/31/2024), 38,124,376 shares issued and outstanding (pro forma May 2024 Ferdinand Exchange), and 73,199,376 shares issued and outstanding (pro forma May 2024 Public Offering), 65,434,504 shares isssued and outstanding (pro forma June 2024 Ferdinand Exchange), 73,434,504 shares issued and outstanding (pro forma June 2024 Private Placement, 107,934,504 shares issued and outstanding (pro forma as adjusted for prior July 2024 public offering) and 121,312,709 shares issued and outstanding as adjusted), as of March 31, 2024	418	456	456	807	847	927	1,272	1,406
Additional paid-in-capital	98,455,107	99,352,773	99,352,848	107,507,435	107,507,513	109,341,433	114,670,538	116,209,885
Accumulated deficit	(116,735,370)	(117,559,064)	(117,559,064)	(117,559,064)	(117,559,064)	(117,559,064)	(117,559,064)	(117,559,064)
	(18,279,845)	(18,205,835)	(18,205,760)	(10,050,823)	(10,050,704)	(8,216,704)	(2,887,254)	(1,347,774)
Treasury stock, at cost	-	-	(75)	(75)	(194)	(194)	(194)	(194)
Total stockholders’ deficit	$(18,279,845)	$(18,205,835)	$(18,205,835)	$(10,050,898)	$(10,050,898)	$(8,216,898)	$(2,887,448)	$(1,347,968)

Total liabilities and stockholders’ deficit	$276,691,913	$276,691,913	$276,691,913	$284,846,850	$284,846,850	$286,680,850	$292,010,301	$293,549,780

The foregoing table does not take into account the exercise of our warrants or options, as set forth in footnote 1 in “Prospectus Supplement Summary – The Offering.”

DILUTION

If you invest in our shares of common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price you paid per share of common stock in this offering and the net tangible book value per share of our common stock after this offering. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding.

Our unaudited historical actual net tangible book value as of March 31, 2024 was approximately $(242,193,099), or approximately $(5.79) per share of our common stock issued and outstanding on an unaudited historical actual basis as of such date.

Our unaudited pro forma net tangible book value as of March 31, 2024 (after giving effect to issuances of common stock after March 31, 2024) would have been approximately $(242,193,099), or approximately $(5.31) per share of our common stock.

Our unaudited pro forma net tangible book value as of March 31, 2024 (after giving effect to the May 2024 Ferdinand Exchange) would have been approximately $(242,193,099), or approximately $(6.35) per share of our common stock.

Our unaudited pro forma net tangible book value as of March 31, 2024 (after giving effect to the May 2024 public offering including full exercise by the underwriter of its overallotment option) would have been approximately $(234,038,162), or approximately $(3.20) per share of our common stock.

Our unaudited pro forma net tangible book value as of March 31, 2024 (after giving effect to the June 2024 Ferdinand Exchange) would have been approximately $(234,038,162), or approximately $(3.58) per share of our common stock.

Our unaudited pro forma net tangible book value as of March 31, 2024 (after giving effect to the June 2024 Private Placement) would have been approximately $(232,204,162), or approximately $(3.16) per share of our common stock.

Our unaudited pro forma net tangible book value as of March 31, 2024 (after giving effect to the prior July 2024 public offering including full exercise by the underwriter of its overallotment option) would have been approximately $(226,874,712), or approximately $(2.10) per share of our common stock.

Our unaudited pro forma as adjusted net tangible book value as of March 31, 2024 would have been approximately $(226,874,712) or $(1.87) per share of our common stock, after giving further effect to the sale by us of the 11,573,333 shares of common stock offered hereby (with no exercise of the over-allotment option) and after deducting the underwriting discount and estimated offering expenses payable by us. This represents an immediate increase in net tangible book value of $3.92 per share of our common stock to existing stockholders and an immediate dilution of $0.15 per share of our common stock to new investors purchasing shares of our common stock in this offering.

The following table illustrates the dilution on a per share of common stock basis for investors purchasing shares of our common stock in this offering:

Public offering price per share in this offering		$0.15
Pro forma net tangible book value per share (for post-3/31/24 issuances) as of March 31, 2024	$(5.31)
Pro forma net tangible book value per share (for the May 2024 Ferdinand Exchange) as of March 31, 2024	$(6.35)
Pro forma net tangible book value per share (for the May 2024 public offering) as of March 31, 2024	$(3.20)
Pro forma net tangible book value per share (for the June 2024 Ferdinand Exchange) as of March 31, 2024	$(3.58)
Pro forma net tangible book value per share (for the June 2024 Private Placement) as of March 31, 2024	$(3.16)
Pro forma net tangible book value per share (for the prior July 2024 public offering)
Increase in net tangible book value attributable to this offering	$(2.10)
Pro forma as adjusted net tangible book value per share as of March 31, 2024		$3.92
Dilution per share to new investors in this offering		$(0.15)

Assuming the underwriter exercises its over-allotment option in full, the pro forma as adjusted increase in net tangible book value on March 31, 2024 would be $3.96 per share and the dilution per share to new investors in this offering would be $0.15 per share. In addition, if we issue additional shares of our common stock in the future, you may experience further dilution.

The per share calculations above are based the number of shares of our common stock issued and outstanding as of March 31, 2024, as follows: 41,839,361 shares issued and outstanding (actual), 45,624,336 shares issued and outstanding (pro forma issuances after 3/31/2024), 38,124,376 shares issued and outstanding (pro forma May 2024 Ferdinand Exchange), 73,199,376 shares issued and outstanding (pro forma May 2024 Public Offering), 65,434,504 shares issued and outstanding (pro forma June 2024 Ferdinand Exchange), 73,434,504 shares issued and outstanding (pro forma June 2024 Private Placement), 107,934,504 shares issued and outstanding (pro forma prior July 2024 public offering including full exercise by the underwriter of its overallotment option), and 121,312,709 shares issued and outstanding (pro forma as adjusted for this offering),

The foregoing table does not take into account the exercise of our warrants or options or other issuance obligations, as set forth in footnote 1 in “Prospectus Supplement Summary – The Offering.”

DESCRIPTION OF COMMON STOCK

Upon consummation of the offering, 121,312,709 shares of our common stock will be outstanding (assuming no exercise of the over-allotment option). In addition, as of the date of this prospectus supplement, we have outstanding the Exchange Warrants exercisable into an aggregate of 17,500,000 shares of our common stock at an exercise price of $0.01 per share, 20,884,325 shares of our common stock issuable from time to time upon the demand of Greenle without further consideration to our company, 9,948,500 shares of our common stock issuable upon exercise of other outstanding warrants to purchase common stock, 4,222,635 shares of our common stock issuable upon exercise of outstanding stock options under our 2022 equity incentive plan, 3,777,362 shares of our common stock reserved for issuance and not subject to outstanding awards under our 2022 equity incentive plan, and up to 11,764,706 shares of our common stock issuable upon exercise of additional purchase rights under the June 2024 SPA. We presently are authorized to issue 200,000,000 shares of our common stock. For a more complete description of our common stock (and our outstanding 13.00% Series A perpetual redeemable preferred stock, which in certain circumstances is convertible into shares of our common stock) please see “Description of Capital Stock” in the accompanying base prospectus. We intend in the near term to seek stockholder approval to further increase our authorized shares from 220,000,000 shares to 540,000,000 shares, consisting of (i) 500,000,000 shares of our common stock; and (ii) 40,000,000 shares of our preferred stock. We may use all or a portion of such newly authorized shares for future capital raising efforts.

UNDERWRITING

In connection with this offering, we plan to enter into an underwriting agreement (the “Underwriting Agreement”) with Alexander Capital, LP, as the representative of the underwriters (the “Representative”) in this offering. The Representative may retain other brokers or dealers to act as sub-agents or selected dealers on their behalf in connection with this offering. The underwriters have agreed to purchase from us, on a firm commitment basis, the number of shares of common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table):

Underwriter	Number of Shares of Common Stock
Alexander Capital, LP	11,573,333
Total	11,573,333

The underwriters are committed to purchase all the shares of common stock offered by us. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, the underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities offered by us in this prospectus are subject to various representations and warranties and other customary conditions specified in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted the Representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus supplement, permits the underwriters to purchase up to an aggregate of 1,736,000 additional shares of common stock (equal to 15% of the total number of shares of common stock sold in this offering) at the public offering price per share, less underwriting discounts and commissions, solely to cover over-allotments, if any. If the underwriters exercise this option in whole or in part, then the underwriters will be severally committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of common stock in proportion to their respective commitments set forth in the prior table.

Fees, Commissions and Expense Reimbursement

The Representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus supplement. The underwriters may offer securities to securities dealers at that price less a concession of not more than $0.006375  . After the offering to the public, the public offering price and other selling terms may be changed by the Representative.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us:

		Total
	Per Share	Without Option	With Option
Public offering price	$0.1500	$1,736,000	$1,996,400
Underwriting discounts and commissions (7%)	$0.0105	$121,520	$139,748
Proceeds, before expenses, to us	$0.1395	$1,614,480	$1,846,652

We have agreed to reimburse the Representative for certain accountable expenses including the Representative’s legal fees, background check expenses, and all other expenses related to the offering in an amount not to exceed $75,000. In addition, we have agreed to pay to the Representative a non-accountable expense allowance in the amount of one half of one percent (0.5%) of the gross proceeds of the offering.

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting fee and reimbursement, will be approximately $125,000.

Representative’s Warrants

We have also agreed to issue to the Representative (or its permitted assignees) warrants to purchase a number of our shares of securities equal to an aggregate of six (6.0)% of the total number of securities sold in this offering, or the Representative’s Warrants. The Representative’s Warrants will have an exercise price equal to 110% of the offering price of common stock per share sold in this offering and may be exercised on a cashless basis. The Representative’ Warrants will expire five years following the commencement of sale in this offering. The Representative’s Warrants are not redeemable by us. We have agreed to a one-time demand registration of our shares of common stock underlying the Representative’s Warrants at our expense for a period of five years the commencement of sale in this offering and an additional demand registration at the holders’ expense for a period of five years from the commencement of sale in this offering. The Representative’s Warrants also provide for unlimited “piggyback” registration rights at our expense with respect to the underlying shares of common stock during the five-year period the commencement of sale in this offering. The Representative’s Warrants and our shares of common stock underlying the Representative’s Warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s Warrants or the securities underlying the Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s Warrants or the underlying securities for a period of six months from the commencement of sale in this offering, except to any FINRA member participating in the offering and their bona fide officers or partners. In addition, neither the Representative’s Warrant nor the shares underlying the Representative’s Warrant may be sold, transferred or assigned except to persons who are officers or directors of the Representative for a period of one (1) year following the commencement of sale in this offering. The Representative’s Warrants will provide for adjustment in the number and price of such Representative’s Warrants (and our shares of common stock underlying such Representative’s Warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Tail Financing

If there is a closing of this offering, or if our engagement agreement with the Representative is terminated prior to closing of this offering, then if within twelve (12) months following such time, the Company completes any public or private financing of equity, equity-linked or debt or other capital raising activity with, or receives any proceeds from, any of the investors introduced to the Company by the Representative, then the Company will pay the Representative upon the closing of such financing a cash transaction fee equal to seven percent (7.0%) of the aggregate gross cash proceeds of such transaction plus warrants equal to six percent (6.0%) of the total securities sold in such transaction.

Variable Rate Transaction Restriction

We have agreed that from the date of the closing of this offering until one-year after the such date, unless waived by the representative, we shall be prohibited from effecting or entering into an agreement to effect any issuance by us of common stock or common stock equivalents (or a combination of units thereof) involving a Variable Rate Transaction. “Variable Rate Transaction” means a transaction in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of common stock either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of common stock at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the common stock or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby the Company may issue securities at a future determined price. “Common Stock Equivalents” means any securities of the Company or any of its subsidiaries which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

Standstill and Lock-Up Agreements

We have agreed that, without the prior written consent of the Representative, we will not, during the period ending forty five (45) days after the date of this prospectus (“Lock-Up Period”), (i) offer, pledge, issue, sell, contract to sell, sell any option, or contract to purchase, purchase any option or contract to sell, grant any option right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock except pursuant to the Company’s 2022 equity incentive plan, as may be amended from time to time; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; or (iii) file any registration statement with the Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock. The restrictions contained in the preceding sentence shall not apply to (1) the shares to be sold hereunder,(2) the issuance of the Representative’s Warrants hereunder or, (3) the issuance of common stock upon the exercise of options or warrants or the conversion of outstanding preferred stock or other outstanding convertible securities disclosed as outstanding in the registration statement (excluding exhibits thereto).

In addition, each of our directors and officers agreed that for a period of 90 days from the closing date of this offering, without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission (other than one the Company is permitted by the Underwriting Agreement to file) in respect of, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock (including without limitation, shares of common stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock, or (iv) publicly announce an intention to effect any transaction specific in clause (i), (ii) or (iii) above.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the Underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit the Underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the Underwriters of the common stock in excess of the number of common stock the Underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of common stock over-allotted by the Underwriters is not greater than the number of common stock that they may purchase in the over-allotment option. In a naked short position, the number of common stock involved is greater than the number of common stock in the over-allotment option. The Underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing common stock in the open market.

●	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of common stock to close out the short position, the Underwriters will consider, among other things, the price of our common stock available for purchase in the open market as compared to the price at which they may purchase common stock through the over-allotment option. If the Underwriters sell more common stock than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying common stock in the open market. A naked short position is more likely to be created if the Underwriters are concerned that there could be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the common stock who are the Underwriters or prospective Underwriter may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of common stock. As a result, the price of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the securities we are offering in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Relationships

The Underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The Underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the Underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The Underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the Underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the securities, or the possession, circulation or distribution of this prospectus supplement or any other material relating to us or the securities, where action for that purpose is required. Accordingly, the securities may not be offered or sold, directly or indirectly, and neither this prospectus supplement nor any other offering material or advertisements in connection with the securities may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia

This prospectus supplement:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The securities may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.

As any offer of securities under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities, you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the securities in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus supplement with the securities regulatory authorities in each province where trades of the securities are made. Any resale of the securities in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●

the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of interest. Canadian purchasers are hereby notified that the Underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus supplement.

Statutory rights of action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of legal rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment. Canadian purchasers of securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the securities for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

This prospectus supplement does not constitute a public offer of the securities, whether by way of sale or subscription, in the Cayman Islands. The securities have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus supplement relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the Underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the securities described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the securities has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the securities to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the FrenchCode monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The securities may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The securities may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

The securities will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the securities, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus supplement (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the Underwriters to obtain copies of this prospectus supplement are required by us and the Underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the securities.

Notice to Prospective Investors in People’s Republic of China

This prospectus supplement may not be circulated or distributed in the People’s Republic of China, or the PRC, and the securities may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of China except pursuant to applicable laws, rules and regulations of China. For the purpose of this paragraph only, China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus supplement and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus supplement shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus supplement by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus supplement may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus supplement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus supplement. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus supplement you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the common stock under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The securities will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to our company or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of the securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

Notice to Prospective Investors in Taiwan

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the common stock in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The securities have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus supplement does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Indemnification

We have agreed to indemnify the Underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities. In the opinion of the Securities and Exchange Commission, we have been advised that indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Listing

Our common stock is listed on the Nasdaq under the symbol “LUXH” and our Series A preferred stock is listed on the Nasdaq under the symbol “LUXHP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A preferred stock is Continental Stock Transfer & Trust Company located at 1 State Street, 30th Floor, New York, NY 10004.

LEGAL MATTERS

The validity of the securities offered will be passed upon for us by Graubard Miller, New York, New York. Loeb & Loeb LLP, New York, New York, is acting as counsel for the underwriter in connection with this offering.

EXPERTS

The consolidated financial statements of LuxUrban Hotels Inc. as of and for the years ended December 31, 2023 and 2022, have been incorporated by reference here in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

We have filed with the SEC a registration statement under the Securities Act relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus supplement does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

The registration statement and our SEC filings, including the documents referred to below under “Information Incorporated by Reference,” are also available on our website, www.luxurbanhotels.com. We have not incorporated by reference into this prospectus supplement the information on our website, and you should not consider it to be a part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the sale of all of the shares offered hereby:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 15, 2024;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 13, 2024;

●	our Current Reports on Form 8-K filed April 15, 2024, April 23, 2024; May 1, 2024; May 10, 2024, May 14, 2024, May 22, 2024, May 22, 2024, June 3, 2024, June 6, 2024, June 11, 2024, June 17, 2024, June 20, 2024, June 28, 2024, July 1, 2024, July 2, 2024, July 9, 2024, July 12, 2024, July 16, 2024, July 18, 2024, and July 29, 2024;

●	the description of the common stock contained in our Registration Statement on Form 8-A/A (File No. 001-41473), filed with the SEC on August 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the description of the Series A preferred stock contained in our Registration Statement on Form 8-A (File No. 001-41473), filed with the SEC on October 26, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to LuxUrban Hotels Inc., 2125 Biscayne Blvd, #253 Miami, FL 33137, telephone number 833-723-7368. You may also access the documents incorporated by reference as described under “Where You Can Find More Information.”

Prospectus

LUXURBAN HOTELS INC.

$50,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS

DeBt SECURITIES
UNITS

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $50,000,000 in aggregate principal amount of our common stock, preferred stock, warrants, debt securities, and/or units comprised of one or more of the other classes of securities offered hereby in one or more offerings. We may offer these securities separately or together in units. We may also offer common stock or preferred stock upon conversion of or exchange for the common stock, preferred stock or debt securities, or upon the exercises of warrants.

This prospectus describes the general terms of the securities we may offer and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will specify the securities being offered and also describe the specific manner in which the securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time, or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section titled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market, under the symbol “LUXH.” As of April 22, 2024, the aggregate market value of our public float, calculated according to General Instructions I.B.6. of Form S-3, is $19,609,220, based on 41,839,361 shares of common stock outstanding as of April 22, 2024, of which 21,033,165 shares of our common stock are held by non-affiliates.

Our Series A preferred stock is listed on the Nasdaq Stock Market LLC under the symbol “LUXHP”.

We have not offered any securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12-calendar-month period that ends on, and includes, the date of this prospectus. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our common stock in a public primary offering with a value that exceeds more than one-third of our public float in any 12-calendar-month period so long as our public float remains below $75,000,000.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 7 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2024

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (this “Registration Statement”) that we filed with the Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, preferred stock, warrants and/or debt securities, either individually or in units, in one or more offerings, with a total value of up to $50 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. A prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security the offering of which is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “LuxUrban,” “our Company,” “we,” “us,” “our” and similar terms refer to LuxUrban Hotels Inc.

PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC or included in any applicable prospectus supplement. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in any prospectus supplements and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and any prospectus supplements and the documents incorporated by reference herein or therein, before purchasing our securities. Each of the risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Overview

We lease entire existing hotels on a long-term basis and rent out hotel rooms in the properties we lease. We currently have a portfolio of hotel rooms in New York, Miami Beach, New Orleans, and Los Angeles through long-term lease agreements and manage these hotels directly. Our revenues are generated through the rental of rooms to guests and through ancillary services such as cancellable room rate fees, resort fees, late and early check-in and check-out fees, baggage fees, parking fees, grab and go food service fees, and upgrade fees. As of the date of this Annual Report, we have 1,406 hotel rooms available for rent through our portfolio. We believe the COVID-19 pandemic created, and current economic conditions continue to present, an historic opportunity for us to lease additional dislocated and underutilized hotels at favorable economics for our company. We have been expanding our domestic operations and U.S.-based portfolio of available hotel rooms since inception, with our next planned target city being Boston, and have plans to open one or more international markets in the near term, with London as the initial target international market.

We strive to improve operational efficiencies by leveraging proprietary technology to identify, lease, manage, and market globally the hotel space we lease to business and vacation travelers through our online portal and third-party sales and distribution channels. Our top three sales channels represented more than 90% of revenue during the year ended December 31, 2023.

Our company has been engaged in a dedicated effort to enhance our management and operations teams through the recruitment of talented directors and officers who have meaningful and broad experience in the hotel and online travel services industries, as well as financing and business development expertise. These efforts have included the recently announced appointment of Elan Blutinger, a hotel and travel technology industries veteran, as our Nonexecutive Chairman of the Board, the transition of our founder, Brian Ferdinand, from Chairman and Co-Chief Executive Officer to a consultant to our company, the transition of Shanoop Kothari from Co-Chief Executive Officer to sole Chief Executive Officer, and the additions of Kim Schaefer, a hotel industry veteran, and Andrew Schwartz, a financing industry veteran, to our board of directors. We are continuing the efforts to deepen management and operational experience across all areas of our company through active recruitment of new personnel and the assignment of existing management personnel to areas in which their expertise can be focused.

Business

We have been and are continuing to build a portfolio of existing hotels that provide short-term accommodations for guests at average nightly and occupancy rates that exceed our total cost and expenses. We are growing this portfolio by capitalizing on the dislocation in the hotel industry created by the COVID-19 pandemic and the high interest rate environment. We target business and vacation travelers under our consumer brand LuxUrban and we market our hotel properties primarily through numerous strategic relationships and third-party online travel agency (“OTA”) channels.

Many of the hotels that we lease are hotels that were shuttered or underutilized as a result of the global pandemic. Other properties that we lease were either poorly managed prior to our acquisition, which caused landlords to seek a more stable tenant, or became attainable when LuxUrban provided landlords with more desirable long-term lease terms and prospects than other potential tenants.

Currently, we focus our portfolio expansion efforts on turnkey properties that require limited amounts of incremental capital to make the property guest-ready. We expect over time that we may need to invest additional capital as prime hotel lease acquisition opportunities diminish, but believe there will remain many attractive opportunities for properties where the economics will still be favorable despite the additional capital investment requirements. In these cases, we believe we will be able to obtain greater concessions from landlords as a result of the capital outlays that would be required from us.

We market our hotel properties on strategic partner platforms and through worldwide online travel agencies (“OTA”). We believe that our relationships with established industry brands and OTAs, provides us with lower operating costs (i.e., lower booking fees) and improved ADRs as we leverage such providers’ reward members, corporate sales teams, and group bookings.

Property Summary

We enter into triple net leases in which we are responsible for all of the costs on the property outside of exterior structural maintenance. As of December 31, 2023, we leased 18 properties with 1,599 units available for rent. In March 2024, we surrendered four of these hotels, including our hotels in Washington, D.C., based on our evaluation that such properties (a) had relatively poor performance, (b) presented suboptimal size and scale and (c) are of general quality that over time could present risks to our company. After giving effect to the surrender of these properties, we leased 14 properties with 1,406 units available for rent. We are in active negotiations with one or more of the hotels we surrendered in March 2024 for modified lease terms that would allow such hotels to work within our operating model, but there is no assurance that we will obtain the terms desired, or that if we are able to secure desired terms that we will still not replace these hotels with other hotels that we believe present greater opportunity for our company. In addition, in late 2023, we elected to not move forward on a previously agreed to long-term lease for a hotel because required repairs had not been timely completed by the landlord. As a result of this, we wrote-off $2,961,058 in security deposits and accrued for $2,803,942 in potential claims against our company as a result of our termination actions.

Our portfolio of properties as of December 31, 2023 (as adjusted for the surrender of properties in March 2024) was as follows:

Property	# of Units	Property Type	Lease Term	Lease Remaining at 12/31/23 (years)	Extension Option (remaining at 12/31/23)	Annual Escalation	Date Commenced	Security Deposit
Blakely: 136 W 55th St, New York, NY 10105	117	Licensed hotel	15-year	12.8	10-year	3%	11/1/2021

Herald: 71 W 35th St, New York, NY 10001	168	Licensed hotel	15-year	13.4	None	3%	6/2/2022

Variety: 1700 Alton Rd Miami Beach, FL 33139	68	Licensed hotel	12.5-year	9.8	None	3%	3/26/2021

Lafayette: 600 St Charles Ave, New Orleans, LA 70130	60	Licensed hotel	19.4-year	18.3	None	2%	11/1/2022

Townhouse: 150 20th St., Miami Beach, FL 33139	70	Licensed hotel	11.25-year	10.4	10-year	3%	3/1/2023

Tuscany: 120 E 39th St., New York, NY 10016	125	Licensed hotel	15-year	14.0	10-year	2%	1/1/2023

O Hotel: 2869 819 Flower St, Los Angeles, CA 90017	68	Licensed hotel	15-year	14.3	5-year	3%	4/1/2023

Hotel 57: 2869 130 E 57th St., New York, NY 10022	216	Licensed hotel	15-year	14.5	10-year	3%	7/1/2023

Condor: 56 Franklin Ave, Brooklyn, NY 11205	35	Licensed hotel	15-year	14.7	10-year	3%	9/1/2023

Bogart: 101 Bogart St., Brooklyn, NY 11206	65	Licensed hotel	10-year	9.5	None	3%	7/1/2023

Property	# of Units	Property Type	Lease Term	Lease Remaining at 12/31/23 (years)	Extension Option (remaining at 12/31/23)	Annual Escalation	Date Commenced	Security Deposit
BeHome: 56 765 8th Ave, New York, NY 10036	44	Licensed hotel	25-year	24.5	None	10%	7/1/2023

Hotel 46: 129 West 46th St., New York, NY 11206	79	Licensed hotel	25-year	24.8	None	3%	11/1/2023

Hotel 27: 62 Madison Ave, New York, NY 10016	74	Licensed hotel	15-year	14.8	10-year	3%	11/1/2023

Washington: 8 Albany Street, New York, NY 10006	217	Licensed hotel	15.2-year	14.2	None	2%	9/20/2022

			Weighted Avg.	Weighted Avg.	Weighted Avg.	Weighted Avg.
Operating Units as of 12/31/2023(1)	1,406		15.2	14.2	19.0	2.9%
Security Deposits								$19,133,113
Other Deposits								$1,174,300
Total Deposits								$20,307,413

Note: Weighted averages are weighted by unit count.

(1)	Giving effect to units surrendered after 12/31/2023 up to the date of this filing.

Due to the triple-net structure of our leases, we are typically responsible for the interior maintenance of our properties, and the landlord is responsible for the exterior maintenance and roof. When we enter into new property leases, we target leases of 10 to 15 years with 5- to 10-year extension options. We try to keep annual escalations of between 2 to 3% fixed and none of our leases at December 31, 2023 are tied to inflation or CPI.

As a matter of course, from time to time we become, and are currently, involved in disputes with landlords for certain hotel properties. The complexity of each lease for each of our hotels requires us to be diligent with respect to the terms of each lease, including deposit requirements, deliverables, and management and maintenance terms, among other terms and covenants. A dispute under a lease can range from minor issues to issues that could give rise to claims of default by us or the landlord under the lease. Currently, we have defaults across certain properties totaling 216 keys, all of which we believe are in the process of being cured and which will be cured in the near term. Where landlords have breached and have not cured, we may be required to litigate to protect our rights under one or more leases, which could divert management attention from our regular operations and could be costly to our company without any guarantee of success in the action.

Corporate Information

Our executive offices are located at 2125 Biscayne Blvd, Suite 253 Miami, Florida 33137 and our telephone number is 833-723-7368.

We maintain a website with the address https://luxurbanhotels.com. We make available free of charge through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-K and current reports on Form 8-K, and any amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. We are not including the information on our website as a part of, nor incorporating it by reference into, this report. Additionally, the SEC maintains a website that contains annual, quarterly, and current reports, proxy statements, and other information that issuers (including us) file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to receive certain specified reduced disclosure and other requirements that are otherwise generally applicable to public companies that are not “emerging growth companies,” including, but not limited to, exclusion from the requirement to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We have irrevocably opted-out of the extended transition period afforded to emerging growth companies in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised financial accounting standards. As a result, we will comply with new or revised accounting standards on the same time frames as other public companies that are not emerging growth companies.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year during which our total annual gross revenue equals or exceeds $1.235 billion (subject to adjustment for inflation), (ii) December 31, 2027 (the last day of the fiscal year following the fifth anniversary of our initial public offering (“IPO”), (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities, and (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1940, as amended (the “Exchange Act”).

We are also a “smaller reporting company” as defined in Regulation S-K under the Securities Act and may take advantage of certain of the scaled disclosures available to smaller reporting companies. We may be a smaller reporting company even after we are no longer an “emerging growth company.”

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC, and in other documents that are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our business, financial condition, results of operations, cash flows, or prospects could be materially and adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that we or you may face. Additional risks and uncertainties not presently known to us or that we may deem currently immaterial may also impair our business operations or adversely affect our operations or financial condition.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and the information incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. The forward-looking statements are contained principally in, but not limited to, “Item 1. Business,” “Item 1A. Risk Factors,” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K. Our periodic filings with the SEC and our future SEC reports may also contain forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about.

●	our financial performance, including our ability to generate revenue;

●	the ability of our company to continue as a going concern absent access to equity, debt or other financing

●	our ability to secure additional leases for hotel properties on terms that will help drive profitability;

●	the potential effects on our business from pandemics, such as those experienced during the COVID-19;

●	the potential effects of a challenging economy, for example, on the demand for vacation travel accommodations such as ours;

●	the ability of our short-stay accommodation offerings to achieve and sustain market acceptance across multiple cities throughout the United States and internationally;

●	the impact of increased competition;

●	the need to geographically centralize principal operations.

●	our efforts to identify, recruit and retain qualified officers, key employees, and directors possessing experience in the hotel and online travel services industries;

●	our ability to service our existing indebtedness and Series A Preferred Stock dividend and to obtain additional financing, including through the issuance of equity and debt, when and as needed on commercially reasonable terms;

●	our ability to protect our intellectual property;

●	our ability to manage our relationships with the unions to which our hotel employees belong;

●	our ability to complete strategic acquisitions, including joint ventures;

●	the need to obtain uninterrupted service from the third-party service providers we rely on for material aspects of our operations, including payment processing, data collection and security, online reservations, and booking and other technology services;

●	the effects of employment, labor union, and customer related litigations and disputes that may arise from time to time in the course of our operations and our efforts to minimize and resolve same;

●	the liquidity and trading of our securities;

●	regulatory and operational risks;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	the time during which we will be an Emerging Growth Company (“EGC”) under the Jumpstart Our Business Startups Act of 2012, or JOBS Act.

The forward-looking statements contained in this prospectus and the information incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those listed elsewhere in this prospectus, in our Annual Report on Form 10-K under “Item 1A. Risk Factors”, and the risks detailed in our periodic filings with the SEC and future SEC reports. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Given these risks and uncertainties, investors are cautioned not to place undue reliance on such statements, which speak only as of the date of this prospectus. Our Company undertakes no obligation to publicly release any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities that may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we may use any net proceeds from the sale of securities under this prospectus to lease additional accommodation units and for working capital and general corporate purposes. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized selected provisions of our certificate of incorporation, as amended (our “certificate of incorporation”), bylaws and the Delaware General Corporation Law(“DGCL”), relating to our capital stock. This summary does not purport to be complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of our certificate of incorporation and our bylaws as currently in effect for provisions that may be important to you.

General

We are authorized to issue 90,000,000 shares of common stock, par value $0.00001, and 10,000,000 shares of preferred stock, par value $0.00001, of which 10,000,000 have been authorized and designated as our Series A Preferred Stock.

As of April 22, 2024, there were 41,839,361 shares of our common stock outstanding and 294,144 shares of our Series A Preferred Stock outstanding.

Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, unless otherwise required by law or our certificate of incorporation. See “Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws,” below. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the voting power voting for the election of directors can elect all of the directors.

Dividend Rights

All shares of our common stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the board of directors out of any assets legally available therefor.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption, or sinking fund provisions.

Right to Receive Liquidation Distributions

Subject to the preferential or other rights of any holders of preferred stock then outstanding, upon our dissolution, liquidation or winding up, whether voluntary or involuntary, holders of our common stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment of the shares of each such class of common stock with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under our certificate of incorporation) of the holders of a majority of the outstanding shares of our common stock.

Merger or Consolidation

In the case of any distribution or payment in respect of the shares of our common stock upon our consolidation or merger with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a consolidation or merger, such distribution or payment shall be made ratably on a per share basis among the holders of our common stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by the holders of our common stock. Our board of directors will have the discretion to determine, without stockholder approval and with respect to any series of preferred stock, the powers (including voting powers), preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions thereof, including, without limitation:

●	the designation of the series;

●	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares then outstanding);

●	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

●	the dates at which dividends, if any, will be payable;

●	the redemption or repurchase rights and price or prices, if any, for shares of the series;

●	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

●	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of our affairs;

●	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of us or any other entity, and, if so, the specification of the other class or series or other security, the conversion price or prices, or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

●	restrictions on the issuance of shares of the same series or of any other class or series; and

●	the voting rights, if any, of the holders of the series.

We could authorize additional shares of our Series A Preferred Stock or authorize and designate other series of our preferred stock.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the holders of our common stock might believe to be in their best interests or in which the holders of our common stock might receive a premium over the market price of the shares of our common stock. Additionally, the issuance of preferred stock may adversely affect the rights of holders of our common stock by restricting dividends on our common stock, diluting the voting power of our common stock or subordinating the liquidation rights of our common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. We have no current plan for the issuance of any shares of preferred stock.

Certain Anti-Takeover Provisions of our Certificate of Incorporation and By-Laws

Special Meeting of Stockholders

Our bylaws provide that special meetings of stockholders may be called only by a majority vote of our board of directors, or by our chairman and chief executive officer or by our secretary at the request in writing of stockholders owning a majority of the voting power of our issued and outstanding capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the scheduled date of the annual meeting of stockholders. If less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given, a stockholder’s notice shall be timely if delivered to our principal executive offices not later than the 10th day following the day on which public announcement of the date of our annual meeting of stockholders is first made or sent by us. Our bylaws also specify certain requirements as to the form and content of our stockholders’ meetings. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Removal and Appointment of Directors

Our entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the outstanding voting power of the shares then entitled to vote at an election of directors. In such case, new directors may be elected by our stockholders then holding a majority of our voting power. As of the date of this prospectus, Brian Ferdinand, our chairman and co-chief executive officer, controls the majority of our voting power and therefore may unilaterally exercise the foregoing rights. We may in the future seek stockholder approval to amend our certificate of incorporation to implement a classified board comprised of three classes of directors, with only one class up for re-election at each annual meeting of our stockholders. A classified board would make it more difficult to replace the majority of our directors.

Exclusive Forum Selection

Article Eleventh of our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of our Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to our Company or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware, or if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants. While this provision is intended to include all actions, excluding any arising under the Securities Act, the Exchange Act and any other claim for which the federal courts have exclusive jurisdiction, there is uncertainty as to whether a court would enforce this provision.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and Series A Preferred Stock is Continental Stock Transfer & Trust Company.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “LUXH” and our Series A Preferred Stock is listed on The Nasdaq Capital Market under the symbol “LUXHP.”

DESCRIPTION OF WARRANTS

General

We may offer warrants representing the right to purchase shares of our common stock or preferred stock. We may offer warrants separately or together with one or more additional warrants, shares of common stock, or shares of preferred stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into by us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the certificates relating to the series of warrants and will not assume any obligation or relationship of agency or trust for or with either any holders of warrants certificates or any beneficial owners of warrants. The following description sets forth certain general terms and provisions of warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to such warrants will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreement, or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by such prospectus supplement. We encourage you to read the applicable warrant agreement and warrant certificate for additional information before you decide whether to purchase any of our warrants.

We will provide in a prospectus supplement the following terms of the warrants being offered:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount, and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

●	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise of the warrants, and a description of that series of our preferred stock;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the holder may not continuously exercise the warrants throughout that period, the specific date or dates on which the holder may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form, or in any combination of these forms, although, in any case, the form of a warrant included in a unit (if applicable) will correspond to the form of the unit and of any security included in that unit;

●	any material U.S. federal income tax considerations applicable to the warrants;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the common stock or preferred stock (to the extent included together in a unit) will be separately transferable;

●	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	whether the warrants may be sold separately or with other securities as parts of units (if applicable); and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agent

The warrant agent for any warrants we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may offer any combination of senior debt securities or subordinated debt securities. We may issue the senior debt securities and the subordinated debt securities under separate indentures between us, as issuer, and the trustee or trustees identified in a prospectus supplement. Further information regarding the trustee may be provided in the prospectus supplement. The form for each type of indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

The following outlines some of the general terms and provisions of the debt securities that we may issue. A prospectus supplement will describe the particular terms of any debt securities offered from time to time and may supplement or change the terms outlined below. We will file as an exhibit to the registration statement of which this prospectus is a part or will incorporate by reference from reports that we file with the SEC, a form of the indenture supplement that sets forth the terms of the particular debt securities we are offering. The summary of such debt securities contained in this prospectus and in the applicable prospectus supplement is qualified in its entirety by reference to the indentures and the applicable indenture supplement. We urge you to read the indentures, the applicable indenture supplement and the additional description of the debt securities in the prospectus supplement.

General

Within the total dollar amount of this shelf registration statement, we may issue an unlimited principal amount of debt securities in separate series. We may specify a maximum aggregate principal amount for the debt securities of any series. The debt securities will have terms that are consistent with the indentures. Senior debt securities will be unsubordinated obligations and will rank equal with all our other unsubordinated debt. Subordinated debt securities will be paid only if all payments due under our senior indebtedness, including any outstanding senior debt securities, have been made.

The indentures might not limit the amount of other debt that we may incur or whether that debt is senior to the debt securities offered by this prospectus and might not contain financial or similar restrictive covenants. The indentures might not contain any provision to protect holders of debt securities against a sudden or dramatic decline in our ability to pay our debt.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

●	the title and form of the debt securities;

●	any limit on the aggregate principal amount of the debt securities or the series of which they are a part;

●	the date or dates on which we must repay the principal, the maturity date and the principal amount due at maturity and whether the securities will be offered at a price such that they will be deemed an “original issue discount”;

●	the person to whom any interest on a debt security of the series will be paid;

●	the rate or rates at which the debt securities will bear interest;

●	if any, the date or dates from which interest will accrue, and the dates on which we must pay interest;

●	the place or places where we must pay the principal and any premium or interest on the debt securities;

●	the terms and conditions on which we may redeem any debt security, if at all;

●	any obligation to redeem or purchase any debt securities, and the terms and conditions on which we must do so;

●	the denominations in which we may issue the debt securities;

●	the currency in which we will pay the principal of and any premium or interest on the debt securities and whether we may pay in property other than cash, including our securities;

●	the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

●	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

●	if applicable, that the debt securities are defeasible and the terms of such defeasance;

●	if applicable, the terms of any right to convert debt securities into, or exchange debt securities for, debt securities, preferred stock and common stock or other securities or property;

●	whether we will issue the debt securities in the form of one or more global securities and, if so, the respective depositaries for the global securities and the terms of the global securities;

●	the subordination provisions that will apply to any subordinated debt securities;

●	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

●	any addition to or change in the covenants in the indentures; and

●	any other terms of the debt securities not inconsistent with the applicable indentures.

We may sell the debt securities at a substantial discount below their stated principal amount. We will describe U.S. federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement. An “original issue discount security” is any debt security sold for less than its face value, and which provides that the holder cannot receive the full face-value if maturity is accelerated. The prospectus supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default. In addition, we will describe U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency or unit other than U.S. dollars in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for debt securities, preferred stock and common stock or other securities or property. The conversion or exchange may be mandatory or may be at our option or at your option. The prospectus supplement will describe how the amount of debt securities, number of shares of preferred stock and common stock or other securities or property to be received upon conversion or exchange would be calculated.

Subordination of Subordinated Debt Securities

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness, as defined in the applicable indenture and any indenture supplement, including any outstanding senior debt securities, have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors. The indenture for subordinated debt securities may not limit our ability to incur additional senior indebtedness.

Form, Exchange and Transfer

We will issue debt securities only in fully registered form, without coupons, and only in denominations of $1,000 and integral multiples thereof, unless the prospectus supplement provides otherwise. The holder of a debt security may elect, subject to the terms of the indentures and the limitations applicable to global securities, to exchange them for other debt securities of the same series of any authorized denomination and of similar terms and aggregate principal amount.

Holders of debt securities may present them for exchange as provided above or for registration of transfer, duly endorsed or with the form of transfer duly executed, at the office of the transfer agent we designate for that purpose. We will not impose a service charge for any registration of transfer or exchange of debt securities, but we may require a payment sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We will name the transfer agent in the prospectus supplement. We may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, but we must maintain a transfer agent in each place where we will make payment on debt securities.

If we redeem the debt securities, we will not be required to issue, register the transfer of or exchange any debt security during a specified period prior to mailing a notice of redemption. We are not required to register the transfer or exchange of any debt security selected for redemption, except the unredeemed portion of the debt security being redeemed.

Global Securities

The debt securities may be represented, in whole or in part, by one or more global securities that will have an aggregate principal amount equal to that of all debt securities of that series. Each global security will be registered in the name of a depositary identified in the prospectus supplement. We will deposit the global security with the depositary or a custodian, and the global security will bear a legend regarding the restrictions on exchanges and registration of transfer.

No global security may be exchanged in whole or in part for debt securities registered, and no transfer of a global security in whole or in part may be registered, in the name of any person other than the depositary or any nominee or successor of the depositary unless:

●	the depositary is unwilling or unable to continue as depositary; or

●	the depositary is no longer in good standing under the Securities Exchange Act of 1934, as amended, or “Exchange Act,” or other applicable statute or regulation.

The depositary will determine how all securities issued in exchange for a global security will be registered.

As long as the depositary or its nominee is the registered holder of a global security, we will consider the depositary or the nominee to be the sole owner and holder of the global security and the underlying debt securities. Except as stated above, owners of beneficial interests in a global security will not be entitled to have the global security or any debt security registered in their names, will not receive physical delivery of certificated debt securities and will not be considered to be the owners or holders of the global security or underlying debt securities. We will make all payments of principal, premium and interest on a global security to the depositary or its nominee. The laws of some jurisdictions require that some purchasers of securities take physical delivery of such securities in definitive form. These laws may prevent you from transferring your beneficial interests in a global security.

Only institutions that have accounts with the depositary or its nominee and persons that hold beneficial interests through the depositary or its nominee may own beneficial interests in a global security. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or any such participant.

The policies and procedures of the depositary may govern payments, transfers, exchanges and other matters relating to beneficial interests in a global security. We and the trustee will assume no responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security.

Payment and Paying Agents

We will pay principal and any premium or interest on a debt security to the person in whose name the debt security is registered at the close of business on the regular record date for such interest.

We will pay principal and any premium or interest on the debt securities at the office of our designated paying agent. Unless the prospectus supplement indicates otherwise, the corporate trust office of the trustee will be the paying agent for the debt securities.

Any other paying agents we designate for the debt securities of a particular series will be named in the prospectus supplement. We may designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, but we must maintain a paying agent in each place of payment for the debt securities.

The paying agent will return to us all money we pay to it for the payment of the principal, premium or interest on any debt security that remains unclaimed for a specified period. Thereafter, the holder may look only to us for payment, as an unsecured general creditor.

Consolidation, Merger and Sale of Assets

Under the terms of the indentures, so long as any securities remain outstanding, we may not consolidate or enter into a share exchange with or merge into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

●	the successor assumes our obligations under the debt securities and the indentures; and

●	we meet the other conditions described in the indentures.

Events of Default

Each of the following will constitute an event of default under each indenture:

●	failure to pay any interest on any debt security when due, for more than a specified number of days past the due date;

●	failure to pay any principal or deposit any sinking fund payment when due;

●	failure to perform any covenant or agreement in the indenture that continues for a specified number of days after written notice has been given by the trustee or the holders of a specified percentage in aggregate principal amount of the debt securities of that series;

●	events of bankruptcy, insolvency or reorganization; and

●	any other event of default specified in the prospectus supplement.

If an event of default occurs and continues, both the trustee and holders of a specified percentage in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be immediately due and payable. The holders of a majority in aggregate principal amount of the outstanding securities of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived.

Except for its duties in case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. If they provide this indemnification and subject to conditions specified in the applicable indenture, the holders of a majority in aggregate principal amount of the outstanding securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of a debt security of any series may institute any proceeding with respect to the indentures, or for the appointment of a receiver or a trustee, or for any other remedy, unless:

●	the holder has previously given the trustee written notice of a continuing event of default;

●	the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series have made a written request upon the trustee, and have offered reasonable indemnity to the trustee, to institute the proceeding;

●	the trustee has failed to institute the proceeding for a specified period of time after its receipt of the notification; and

●	the trustee has not received a direction inconsistent with the request within a specified number of days from the holders of a specified percentage in aggregate principal amount of the outstanding securities of that series.

Modification and Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

●	to fix any ambiguity, defect or inconsistency in the indenture; and

●	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of notes may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of the holder of any outstanding debt securities affected:

●	extending the fixed maturity of the series of notes;

●	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption, of any debt securities; or

●	reducing the percentage of debt securities the holders of which are required to consent to any amendment.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past default under the indenture with respect to debt securities of that series, except a default in the payment of principal, premium or interest on any debt security of that series or in respect of a covenant or provision of the indenture that cannot be amended without each holder’s consent.

Except in limited circumstances, we may set any day as a record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the indentures. In limited circumstances, the trustee may set a record date. To be effective, the action must be taken by holders of the requisite principal amount of such debt securities within a specified period following the record date.

Defeasance

To the extent stated in the prospectus supplement, we may elect to apply the provisions in the indentures relating to defeasance and discharge of indebtedness, or to defeasance of restrictive covenants, to the debt securities of any series. The indentures provide that, upon satisfaction of the requirements described below, we may terminate all of our obligations under the debt securities of any series and the applicable indenture, known as legal defeasance, other than our obligation:

●	to maintain a registrar and paying agents and hold monies for payment in trust;

●	to register the transfer or exchange of the notes; and

●	to replace mutilated, destroyed, lost or stolen notes.

In addition, we may terminate our obligation to comply with any restrictive covenants under the debt securities of any series or the applicable indenture, known as covenant defeasance.

We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

To exercise either defeasance option as to debt securities of any series, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the United States that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities. We may only establish this trust if, among other things:

●	no event of default shall have occurred or be continuing;

●	in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

●	in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; and

●	we satisfy other customary conditions precedent described in the applicable indenture.

Notices

We will mail notices to holders of debt securities as indicated in the prospectus supplement.

Title

We may treat the person in whose name a debt security is registered as the absolute owner, whether or not such debt security may be overdue, for the purpose of making payment and for all other purposes.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summary of the material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, and the complete unit agreement and any supplemental agreements that contain the terms of such units. To the extent that any particular terms of the units or unit agreement described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by the applicable prospectus supplement.

General

We may offer units consisting of common stock or preferred stock or warrants for the purchase of common stock or preferred stock, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in such unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe, in the applicable prospectus supplement, the terms of the series of units being offered, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement;

●	the price or prices at which such units will be issued;

●	the material U.S. federal income tax considerations applicable to the units; and

●	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Capital Stock” and “Description of Warrants” will apply to each unit, as applicable, and to any share of common stock, share of preferred stock or warrant included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of a unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder of any security included in the unit.

PLAN OF DISTRIBUTION

General Plan of Distribution

We may offer securities under this prospectus from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed from time to time;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices; or

●	negotiated prices.

We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of the securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make re-sales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

Shares of our common stock or Series A preferred stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for listing and trading on the Nasdaq Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

LEGAL MATTERS

The validity of the securities and certain other matters will be passed upon for us by Graubard Miller, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of LuxUrban Hotels Inc. as of and for the years ended December 31, 2023 and 2022, have been incorporated by reference here in reliance upon the report of Grassi & Co., CPAs, P.C., independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly, and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities offered under this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including our Company. The SEC’s Internet site can be found at www.sec.gov. We maintain a website at https://luxurbanhotels.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in “Where You Can Find More Information.” The documents we are incorporating by reference are:

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 15, 2024;

●	the description of the Common Stock contained in our Registration Statement on Form 8-A/A (File No. 001-41473), filed with the SEC on August 10, 2022, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

●	the description of the Series A preferred stock contained in our Registration Statement on Form 8-A (File No. 001-41473), filed with the SEC on October 26, 2023, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to 2125 Biscayne Blvd, Suite 253, Miami, FL 33137, Attention: Secretary or by calling us at 833-723-7368.

LUXURBAN HOTELS INC.

$50,000,000
COMMON STOCK
PREFERRED STOCK
WARRANTS

DEBT
UNITS

PROSPECTUS

May 8, 2024

11,573,333 Shares

Common Stock

LuxUrban Hotels, Inc.

Prospectus Supplement

Sole Book-Running Manager

Alexander Capital, LP

July 26, 2024

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.